Exhibit 2.2

AGREEMENT AND PLAN OF MERGER

by and among

OVERLAND STORAGE, INC.,

ZEPPOLE ACQUISITION CORP.,

ZETTA SYSTEMS, INC.,

the STOCKHOLDERS OF ZETTA SYSTEMS, INC.,

GANAPATHY KRISHNAN

(as an Individual, as Stockholder Agent and as a Special Payee), and

CERTAIN OTHER PERSONS AND ENTITIES NAMED HEREIN

August 8, 2005

Section 3.29. Warranties

Section 3.30. Complete Copies of Materials

Section 3.31. Customer Relations

Section 3.32. Parent Stock Ownership

Section 3.33. Representations Complete

Section 3.34. Equity Ownership

ARTICLE IV PARENT AND MERGER SUB REPRESENTATIONS AND WARRANTIES

Section 4.1. Entity Status

Section 4.2. Power and Authority; Enforceability

Section 4.3. No Violation

Section 4.4. Brokers’ Fees

Section 4.5. Merger Sub

ARTICLE V COVENANTS RELATED TO CONDUCT OF BUSINESS

Section 5.1. Conduct of Business of the Company Until Closing

Section 5.2. Reasonable Efforts and Further Assurances

Section 5.3. Certain Tax Matters

Section 5.4. Access to Information

Section 5.5. No Solicitation

Section 5.6. Public Announcements; Employee Announcements

Section 5.7. Notification of Certain Matters

Section 5.8. Return of Company Property

ARTICLE VI CONDITIONS TO CLOSING

Section 6.1. Conditions to Obligations of Each Party Under This Agreement

Section 6.2. Additional Conditions to the Obligations of Parent and Merger Sub

Section 6.3. Additional Conditions to the Obligations of the Company

ARTICLE VII SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION

Section 7.1. Survival of Representations, Warranties and Covenants

Section 7.2. Indemnification; Escrow Fund; Expense Fund

Section 7.3. Limitation on Indemnification

Section 7.4. Indemnification Procedures

Section 7.5. Stockholder Agent

Section 7.6. Resolution of Conflicts

Section 7.7. No Contribution

Section 7.8. Fraud; Willful Misrepresentation

Section 7.9. Remedies Cumulative

Section 7.10. Purchase Price Adjustment

ARTICLE VIII POST-CLOSING COVENANTS

Section 8.1. Company Intellectual Property

Section 8.2. Cooperation

Section 8.3. Non-Disclosure and Non-Compete

Section 8.4. Employees; Employee Benefits

Section 8.5. Indemnification of Directors and Officers

Section 8.6. Attorney-Client Privilege and Legal Files

ARTICLE IX EMPLOYEES

Section 9.1. Transferred Employees

Section 9.2. Employee Benefit Arrangements

Section 9.3. Compliance with Applicable Law and Other Obligations

Section 9.4. No Benefit to the Company Employees Intended

ARTICLE X TERMINATION

Section 10.1. Circumstances for Termination

Section 10.2. Effect of Termination

ARTICLE XI MISCELLANEOUS

Section 11.1. Entire Agreement

Section 11.2. Parties In Interest

Section 11.3. Assignment; Amendment

Section 11.4. Notices

Section 11.5. Specific Performance

Section 11.6. Submission to Jurisdiction; No Jury Trial

Section 11.7. Time

Section 11.8. Counterparts

Section 11.9. Governing Law

Section 11.10. Expenses

Section 11.11. Certain Taxes

Section 11.12. Extensions; Waiver

Section 11.13. Severability

Section 11.14. Incorporation of Exhibits and Disclosure Schedules

Section 11.15. Construction

Section 11.16. Definitions

EXHIBITS

Exhibit A – Voting Agreement
Exhibit B – Escrow Agreement
Exhibit C – Merger Certificate
Exhibit D-1 – Officer’s Certificate
Exhibit D-2 – Key Stockholder Certificate
Exhibit E – Form of Option Amendment and Consent
Exhibit F – Form of Note and Warrant Amendment and Consent
Exhibit G – Acknowledgment and Consent of B3 Consulting
Exhibit H – Shareholders Granting Attorney-in-Fact

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (together with all Schedules and Exhibits hereto, this “Agreement”) is made and entered into as of August 8, 2005 by and among (i) Overland Storage, Inc., a California corporation (together with its successor and permitted assigns, “Parent”), (ii) Zeppole Acquisition Corp., a Washington corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), (iii) Zetta Systems, Inc., a Washington corporation (together with its successors, the “Company”), (iv) each of the stockholders of the Company, including the Key Stockholder (each a “Stockholder”, and collectively, the “Stockholders”), (v) each of the holders of Company Options and Company Warrants that has elected to receive cash at Closing in exchange for the surrender of their Company Options and Company Warrants (the “Cashed Out Option Holders”), (vi) the holders of the Company’s convertible promissory notes (the “Note Holders”), (vii) Ganapathy Krishnan, individually (the “Key Stockholder”) and as agent and attorney-in-fact for the Stockholders, the Cashed Out Option Holders, the Note Holders and B3 Consulting (together with its successors in such capacity, the “Stockholder Agent”) and (viii) each of Ganapathy Krishnan, John Guthrie and B3 Consulting (the “Special Payees,” and, together with the Company, Parent, Merger Sub, the Stockholders, the Cashed Out Option Holders, the Note Holders and the Stockholder Agent, the “Parties”).  The Stockholders, the Cashed Out Option Holders and the Note Holders are collectively referred to herein as the “Equity Holders”.  Capitalized terms used but not defined herein shall have the respective meanings ascribed thereto in Section 11.16 or elsewhere in this Agreement.

RECITALS

A.                                   This Agreement and the merger of Merger Sub with and into the Company (the “Merger”) have been approved by (i) the respective boards of directors of Parent, Merger Sub and the Company, (ii) all Stockholders, and (iii) Parent, as the sole stockholder of Merger Sub.

B.                                     Subject to the terms and conditions hereof, in exchange for all outstanding shares of capital stock of the Company, Parent will pay an aggregate of $9,000,000 (the “Purchase Price”) to the Equity Holders and Special Payees in two parts as follows: $7,550,000 will be distributed to the Equity Holders and Special Payees at the Closing, and $1,350,000 will be deposited in escrow as the Escrow Fund and $100,000 will be deposited into escrow as the Expense Fund pursuant to the terms of this Agreement and the Escrow Agreement, the release of which to the Equity Holders and B3 Consulting will be contingent upon the occurrence of certain events and the satisfaction of certain conditions as set forth in ARTICLE VII.

C.                                     The Parties desire to make certain representations and warranties and other agreements in connection with the Merger as set forth in this Agreement.

D.                                    Concurrently with the execution and delivery of this Agreement, as material inducements of Parent and Merger Sub to enter into this Agreement: (i) the Key Stockholder and EVault, Inc. are each entering into a Voting Agreement, in the form attached hereto as Exhibit A (a “Voting Agreement”); and (ii) Parent, the Stockholder Agent and the Escrow Agent are entering into an Escrow Agreement, in the form attached hereto as Exhibit B (the “Escrow Agreement”).

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants contained herein, Parent, Merger Sub, the Company, the Equity Holders, the Special Payees, the Stockholder Agent, as attorney-in-fact for the Equity Holders and B3 Consulting hereby agree as follows:

ARTICLE I
THE MERGER

Section 1.1. The Merger.  At the Effective Time (as defined below), subject to and upon the terms and conditions of this Agreement and in accordance with the applicable provisions of the Washington Business Corporation Act (the “WBCA”), Merger Sub shall be merged with and into the Company, Merger Sub’s separate corporate existence shall cease, and the Company shall continue as the surviving corporation and as a wholly-owned Subsidiary of Parent (the “Surviving Corporation”).

Section 1.2. Effective Time.  Subject to the provisions of this Agreement, the Company, Parent and Merger Sub shall cause the Merger to be consummated by filing a certificate of merger in substantially the form attached hereto as Exhibit C (the “Merger Certificate”) and other appropriate documents with the Secretary of State of the State of Washington in such form as is required by, and executed in accordance with, the relevant provisions of the WBCA, as soon as practicable after the Closing Date.  The Merger shall become effective upon the filing of the Merger Certificate with the Secretary of State of the State of Washington (the “Effective Time”).

Section 1.3. Closing.  The closing of the Merger (the “Closing”) shall take place at the offices of Sheppard, Mullin, Richter & Hampton LLP, 12544 High Bluff Drive, Suite 300, San Diego, California, 92130-3051, commencing at 9:00 a.m. local time on August 8, 2005 or such other later date to be designated by Parent which shall not be more than five (5) business days after the date on which the last of the conditions in ARTICLE VI has been satisfied or waived or at such other time, date and place as Parent and Company may mutually determine, and in no event later than the date specified in Section 10.1(d) (the “Closing Date”).

Section 1.4. Effects of the Merger.  The Merger shall have the effects set forth in this Agreement, the Merger Certificate and the applicable provisions of the WBCA.  Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all of the properties, rights, privileges and powers of Merger Sub and the Company shall vest in the Surviving Corporation, and all debts, liabilities and duties of Merger Sub and the Company shall become the debts, liabilities and duties of the Surviving Corporation.

Section 1.5. Articles of Incorporation and Bylaws.  At the Effective Time, the Articles of Incorporation of the Surviving Corporation shall be amended and restated at and as of the Effective Time to read as did the Articles of Incorporation of Merger Sub immediately prior to the Effective Time (except that the name of the Surviving Corporation shall be Zetta Systems, Inc.”) until thereafter amended.  The Bylaws of the Merger Sub immediately prior to the

Effective Time shall be the Bylaws of the Surviving Corporation after the Effective Time until thereafter amended.

Section 1.6. Directors and Officers.  Merger Sub’s directors and officers immediately prior to the Effective Time shall be the Surviving Corporation’s initial directors and officers and shall hold office in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation until their successors are duly elected or appointed and qualified or until their earlier death, resignation or removal.

ARTICLE II
CONSIDERATION; CANCELLATION OF COMPANY STOCK

Section 2.1. Effect on Capital Stock.  At the Effective Time, because of the Merger and without any further action on the part of Parent, Merger Sub, or the Company:

(a)                                  Common Stock of Merger Sub.  Each share of the common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid, and non-assessable share of the common stock of the Surviving Corporation.

(b)                                 [RESERVED.]

(c)                                  Common Stock of the Company.  Schedule 2.1(c) shall include a complete list of all holders of Company Stock and Cashed Out Option Holders, which shall be updated by the Company, in consultation with Parent, and delivered to Parent at Closing (the “Capitalization and Payment Table”).  At the Effective Time and subject to Section 2.6, each share of the common stock, par value $0.001 per share (“Company Common Stock” or “Common Stock”) issued and outstanding immediately prior to the Effective Time shall be cancelled and automatically converted into the right to receive, upon the surrender of the certificate(s) representing such stock and upon the terms and subject to the conditions set forth in this ARTICLE II and elsewhere in this Agreement (including but not limited to the deposit of a portion of the cash payable pursuant to this Section 2.1(c) into the Escrow Fund and the Expense Fund), an amount of cash as set forth on the Capitalization and Payment Table (the “Stock Consideration”).

(d)                                 Company Stock Certificates.  At the Effective Time, each Company Share shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and the holder of a certificate (a “Company Stock Certificate”) that, immediately prior to the Effective Time, represented outstanding shares of Company Stock (the “Company Shares”) shall cease to have any rights with respect thereto, except the right to receive the Stock Consideration.

(e)                                  Stock Transfer Books.  After the Effective Time, the Company’s stock transfer books shall be closed and there shall be no further transfers of Company Shares.  If, at or after the Effective Time, Company Stock Certificates are presented to the Surviving Corporation, they shall be canceled and exchanged in accordance with this Agreement.

Section 2.2. Surrender of Certificates; Lost, Stolen or Destroyed Certificates.

(a)                                  On or prior to the Closing Date, the Company and all Stockholders shall have delivered to Parent Company Stock Certificates representing all shares of the Company Shares, including shares issued upon the exercise of any Company Options.

(b)                                 Notwithstanding the foregoing, if any Company Stock Certificates shall have been lost, stolen, or destroyed, Parent shall issue the applicable portion of the Stock Consideration deliverable in respect thereof only upon (i) the making of an affidavit of that fact by the Stockholder claiming such Company Stock Certificate to be lost, stolen, or destroyed and (ii) if Parent reasonably requires, the posting by such Person of a bond in such reasonable amount as Parent may direct as indemnity against any claim that may be made against it with respect to such Company Stock Certificates.

Section 2.3. Stock Options and Warrants.  At the Effective Time, each Company Option and Company Warrant held by Cashed Out Option Holders (collectively, “Cashed Out Options”) shall be cancelled and automatically converted into the right to receive, upon the surrender of such Cashed Out Option and the execution and delivery of (x) the Amendment to Stock Option Agreements and Consent to Appointment in the form attached hereto as Exhibit E (the “Option Amendment and Consent”) by each Cashed Out Option Holder that holds Company Options, and (y) the Amendment to Convertible Promissory Notes and Stock Purchase Warrants and Consent to Appointment in the form attached hereto as Exhibit F (the “Note and Warrant Amendment and Consent”) upon the terms and subject to the conditions set forth in this ARTICLE II and elsewhere in this Agreement (including but not limited to the deposit of a portion of the cash payable pursuant to this Section 2.3 into the Escrow Fund and the Expense Fund), an amount of cash as set forth on the Capitalization and Payment Table (the “Option Consideration,” and together with the “Stock Consideration,” the “Equity Consideration”). The Option Consideration payable to each Cashed Out Option Holder shall be calculated (subject to the deductions and adjustments described herein) by taking (i) the aggregate amount that such holder would have received under Section 2.1(c) if the holder had exercised such Cashed Out Options prior to the Effective Time and the shares issued upon such exercise were included in the number of outstanding Company Shares, minus (ii) the aggregate exercise prices under such Cashed Out Options.  Prior to the Closing, the Company shall obtain the written consent of each Cashed Out Option Holder to receive such cash payment in lieu of exercise and to the effect that such Cashed Out Options shall terminate automatically as of the Effective Time.  Each Company Option other than those held by Cashed Out Option Holders outstanding immediately prior to the Effective Time shall be terminated and shall expire as of the Effective Time.  Neither Parent nor the Surviving Corporation shall assume the Company Options or substitute similar options of Parent for Company Options.  Prior to the Effective Time, the Company shall take all actions necessary to effectuate such termination at the Effective Time.

Section 2.4. Convertible Promissory Notes.  Immediately prior to the Effective Time, each of the Company’s Convertible Notes shall be converted into shares of Company Common Stock pursuant to the Note and Warrant Amendment and Consent.   All rights to acquire shares of Common Stock pursuant to the Convertible Notes will terminate and expire as of the Effective Time.  Prior to the Effective Time, the Company shall take all actions necessary to effectuate such termination at the Effective Time.

Section 2.5. Treasury Stock.  All shares of capital stock of the Company held on the treasury of the Company immediately prior to the Effective Time shall be cancelled, retired and extinguished without any conversion thereof, and no consideration shall be delivered or deliverable in exchange therefor.

Section 2.6. Shares of Dissenting Stockholders.  Notwithstanding anything in this Agreement to the contrary, as and if applicable, Company Shares that are issued and outstanding immediately prior to the Effective Time and which are held by Stockholders who did not vote or provide a written consent in favor of the Merger (the “Dissenting Shares”), which Stockholders comply with all of the relevant provisions of the applicable Law (the “Dissenting Stockholders”), shall not be converted into or be exchangeable for the right to receive a portion of the Stock Consideration, unless and until such holders shall have failed to perfect or shall have effectively withdrawn or lost their rights to appraisal under applicable Law.  The Company shall give Parent (a) prompt notice of any demands for appraisal of any Company Shares or attempted withdrawals of such demands and any other instruments served pursuant to applicable Law and received by the Company relating to the Dissenting Stockholders’ rights of appraisal, and (b) the opportunity to direct, in its reasonable business judgment, all negotiations and proceedings with respect to demands for appraisal under applicable Law.  Neither the Company nor the Surviving Corporation shall, except with the prior written consent of Parent, voluntarily make any payment with respect to, or settle or offer to settle, any such demand for payment.  If any Dissenting Stockholders shall have failed to perfect or shall have effectively withdrawn or lost such right, such holder’s Company Shares shall thereupon be converted into and become exchangeable for the right to receive, as of the Effective Time, their pro rata portion of the Stock Consideration pursuant to this Agreement.

Section 2.7. Taking of Necessary Action; Further Action.  If, at any time after the Effective Time, any such further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title, and possession to all assets, contracts, property, rights, privileges and powers of the Company and Merger Sub, the officers and directors of the Company, Parent, and Merger Sub are fully authorized in the name of their respective corporations or otherwise to take, and the Company and Parent shall cause them to take, all such lawful and necessary action.

Section 2.8. Withholding Rights.  Each of the Surviving Corporation, Parent and the Exchange Agent shall be entitled to deduct and withhold from the Equity Consideration otherwise payable pursuant to this Agreement to an Equity Holder or Special Payee such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code and the rules and regulations promulgated thereunder, or any provision of a Tax Law.  To the extent that amounts are withheld from the Equity Consideration as provided in this Section 2.8, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Equity Holder or Special Payee in respect to which such deduction and withholding was made.

Section 2.9. Escrow Fund and Expense Fund.

(a)                                  Escrow Fund.  Upon the Closing, on behalf of the Equity Holders and B3 Consulting, Parent shall deliver $1,350,000 of the Equity Consideration (representing fifteen percent (15%) of the aggregate Purchase Price) (the “Escrow Cash”)  to the Escrow Agent.  The Escrow Agent shall deposit the Escrow Cash in the Escrow Fund for the purposes of securing the indemnification obligations set forth in ARTICLE VII.  The Escrow Fund shall be held by the Escrow Agent for a period of eighteen (18) months from the Closing Date (the “Escrow Period”); provided, however, that in the event any Indemnified Party has made a claim under ARTICLE VII prior to the end of the Escrow Period, then the Escrow Period shall continue until such claim is fully and finally resolved.  Distributions of any Escrow Cash from the Escrow Fund shall be governed by the terms of the Escrow Agreement.  In the event that this Agreement is adopted by the Equity Holders and B3 Consulting, then all Equity Holders and B3 Consulting shall, without further act of any Equity Holder or B3 Consulting, be deemed to have consented to and approved (i) the use of the Escrow Fund as collateral to secure the rights of the Indemnified Parties under ARTICLE VII in the manner set forth herein and in the Escrow Agreement, and (ii) the appointment of the Stockholder Agent as the representative under the Escrow Agreement of the Equity Holders and B3 Consulting and as the attorney-in-fact and agent for and on behalf of each such Person (other than holders of Dissenting Shares).

(b)                                 Expense Fund.  Upon the Closing, on behalf of the Equity Holders and B3 Consulting, Parent shall deliver an additional $100,000 of the Purchase Price (the “Expense Cash”) to the Escrow Agent.  The Escrow Agent shall deposit the Escrow Cash into a fund (the “Expense Fund”) separate and apart from the Escrow Fund, and shall hold such amount in trust pursuant to the Escrow Agreement, free of any lien or other claim of any creditor of any of the parties to this Agreement.  The Expense Fund shall be held by the Escrow Agent for the duration of the Escrow Period; provided, however, that the Stockholder Agent shall be entitled to withdraw amounts from the Expense Fund to pay all out of pocket expenses reasonably incurred by the Stockholder Agent in performing his duties under this Agreement.  Distributions of any Expense Cash from the Expense Fund shall be governed by the terms of the Escrow Agreement.  In the event that this Agreement is adopted by the Equity Holders and B3 Consulting, then all Equity Holders and B3 Consulting shall, without further act of any Equity Holder or B3 Consulting, be deemed to have consented to and approved the use of the Expense Fund by the Stockholder Agent to pay all out of pocket expenses reasonably incurred by the Stockholder Agent in performing his duties under this Agreement in the manner set in the Escrow Agreement.  The Expense Fund shall be deemed to have been withheld from each Equity Holder and B3 Consulting in proportion to amounts allocable to them as set forth on the Capitalization and Payment Table.

Section 2.10. Other Payments.  At the Effective Time, Parent will pay or cause Company to pay certain amounts to the Special Payees, all as set forth in the Capitalization and Payment Table.

ARTICLE III
REPRESENTATIONS AND WARRANTIES
CONCERNING THE COMPANY

The Company and the Key Stockholder each jointly and severally represents and warrants, and each Equity Holder with respect to Section 3.34 only severally represents and warrants, to Parent and Merger Sub that the statements contained in this ARTICLE III are true, correct and complete as of the date of this Agreement and as of the Closing Date, except as set forth on the schedules the Company has delivered to Parent on the date hereof (the “Disclosure Schedules”).  The Disclosure Schedules are arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this ARTICLE III, and the disclosure in any such numbered and lettered section of the Disclosure Schedules shall qualify only the corresponding section in this ARTICLE III (except to the extent disclosure in any numbered and lettered section of the Disclosure Schedules is specifically cross-referenced in another numbered and lettered section of the Disclosure Schedules).  Notwithstanding the foregoing, nothing in the Disclosure Schedules shall be deemed adequate to disclose an exception to a representation or warranty made herein unless the Disclosure Schedules clearly identify the exception with particularity.

Section 3.1. Organization and Qualification.  The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Washington.  The Company has the full corporate power and authority to own or use its properties and assets, to carry on its business as currently conducted and as currently contemplated to be conducted, and to perform all of its obligations under this Agreement and the Related Agreements.  The Company is not required to be qualified or licensed to do business as a foreign corporation in any jurisdiction outside of the State of Washington.  The Company has delivered to Parent and its legal counsel a true and correct copy of its Articles of Incorporation, bylaws and each other Organizational Document of the Company as currently in effect, including all corrections, amendments and other modifications thereto, each of which is in full force and effect.  Section 3.1 of the Disclosure Schedules lists by name and title the directors and officers of the Company.

Section 3.2. Subsidiaries.  The Company presently does not have any Subsidiaries or own or control, directly or indirectly, any Equity Interest in any other Entity.

Section 3.3. Capital Structure.

(a)                                  The authorized capital stock of the Company consists of thirty five million (35,000,000) shares of Company Common Stock, of which 19,603,234 shares have been issued and are outstanding as of the date of this Agreement.  All of the outstanding Company Shares have been duly authorized and validly issued, and are fully paid and non assessable.

(b)                                 The Company has reserved 5,000,000 shares of Company Common Stock for issuance under the Company’s 2002 Stock Incentive Plan (the “Company Option Plan”), of which options to purchase 2,212,561 shares of Company Common Stock have been granted as of the date of this Agreement and options to purchase 1,661,000 shares of Company Common Stock are outstanding.  All options to purchase capital stock of the Company that have been granted under the Company Option Plan or otherwise since the Company’s inception (collectively, the “Company Options”) are set forth in Section 3.3(b) of the Disclosure Schedules, including (i) the name of the Person granted such Company Option, (ii) the total number and class of shares of stock that are or were subject to such Company Option, (iii) the vesting schedule of such Company Option, and (iv) the date on which such Company Option was granted and the term of such Company Option.  The Company has also issued warrants to purchase 8,214,281 shares of Company Common Stock (the “Company Warrants”)  and convertible notes in the aggregate principal amount of $1,725,000 (the “Convertible Notes”).

All of the Convertible Notes shall have been converted into 8,373,234 shares of Company Common Stock prior to the Effective Time, representing all principal, interest and any other amounts owing to the holders of such Convertible Notes with respect to such Convertible Notes as of the date of conversion.

(c)                                  All outstanding Company Shares and all outstanding Company Options, Company Warrants and Convertible Notes have been issued and granted in compliance with (i) all applicable securities Laws and other applicable Laws, and (ii) all requirements set forth in applicable Contracts and Commitments.  Section 3.3(c) of the Disclosure Schedules provides an accurate and complete description of the terms of each repurchase option which is held by the Company and to which any shares of capital stock of the Company is subject.

(d)                                 The Company has not issued any Equity Interests or other Securities other than the Company Shares, the Company Options, the Company Warrants and the Convertible Notes.  Except as set forth in Section 3.3(d) of the Disclosure Schedules, there is no (i) outstanding Commitment (whether or not currently exercisable) to acquire any Equity Interests or other Securities of the Company, (ii) outstanding Security, financial asset, instrument or obligation that is or may become convertible into or exchangeable for any Equity Interests or other Securities of the Company, (iii) Contract under which the Company is or may become obligated to sell or otherwise issue any Equity Interests or any other Securities of the Company, or (iv) condition or circumstance that may give rise to or provide a basis for the assertion of a claim, whether contingent or vested and whether or not subject to conditions, by any Person to the effect that such Person is entitled to acquire or receive any Equity Interests or other Securities of the Company.

Section 3.4. Approval of Merger.

(a)                                  The only Consents required to approve the Merger under applicable Law, the Company’s Organizational Documents and any Contract by which the Company or any Equity Holder is bound are (i) approval by at least three of the Company’s four directors and (ii) approval by the holders of a majority of the outstanding Company Common Stock.

(b)                                 The board of directors of the Company, by resolutions duly adopted by unanimous vote of those voting at a meeting duly called and held (the “Company Board Resolutions”), has duly (i) determined that this Agreement and the Merger are advisable and are fair to and in the best interests of the Company and all Stockholders, (ii) approved this Agreement, the Related Agreements that the Company is a party to and the Transactions, (iii) recommended that all of the Stockholders of the Company adopt this Agreement and approve the Merger and the other Transactions, and (iv) directed that this Agreement, the Merger and the other Transactions be submitted for consideration by the Company’s Stockholders at a meeting or by written consent of all of the Stockholders of the Company.  The minutes of such meeting have been filed with the minutes of the proceedings of the board of directors of the Company.   The Company Board Resolutions are (i) the only resolutions of the board of directors of the Company, or any committee thereof, relating to this Agreement, the Related Agreements or the Transactions, and (ii) in full force and effect.  No action has been taken or is pending for the purpose of revoking, rescinding, annulling, repealing, correcting, changing, amending or otherwise modifying the Company Board Resolutions or any of them.

(c)                                  Each Stockholder voted in favor of the Merger by written consent in accordance with applicable Law and the Organizational Documents of the Company, and written consents have been filed with the minutes of the proceedings of the stockholders of the Company.  Such minutes are the only minutes of such stockholders, or any committee thereof, relating to the Merger.  The resolutions adopted by written consent are in full force and effect, and no action has been taken or is pending for the purpose of revoking, rescinding, annulling, repealing, correcting, changing, amending or otherwise modifying any of such resolutions.

Section 3.5. Authority.  Each of the Company, the Stockholder Agent, the Equity Holders and the Special Payees has all requisite right, power and authority, or all necessary legal capacity, as the case may be, to execute, deliver, enter into and perform its obligations under this Agreement and any Related Agreement to which it is a party or signatory and to consummate the Transactions.  The execution and delivery of this Agreement, any Related Agreement to which the Company, the Stockholder Agent, any Equity Holder or Special Payee which is an Entity is a party or signatory and the consummation of the Transactions have been duly authorized by all necessary Entity action on the part of the Company, the Stockholder Agent, such Equity Holder or Special Payee.  No further action is required on the part of the Company, the Stockholder Agent, any Equity Holder or any Special Payee to authorize this Agreement, any Related Agreement to which it is a party or signatory or the Transactions, subject only to the approval of this Agreement and the Merger by the Stockholders. This Agreement and any Related Agreement to which the Company, the Stockholder Agent, any Equity Holder or any Special Payee is a party or signatory has been duly executed and delivered by it, and assuming the due authorization, execution and delivery by the other parties hereto and thereto, constitute its valid and binding obligations, enforceable against it according to their respective terms.

Section 3.6. No Conflict.  The execution and delivery by the Company, the Stockholder Agent, the Equity Holders and the Special Payees of this Agreement and any Related Agreement to which the Company, the Stockholder Agent, any Equity Holder or any Special Payee is a party or signatory, and the consummation of the Transactions, will not directly or indirectly:

(a)                                  conflict with or result in any Breach of or default under (with or without the giving of notice or the lapse of time, or both) or give rise to a right of termination, cancellation, modification or acceleration of any obligation or loss of any benefit under (any such event, a “Conflict”) (i) any provision of the Articles of Incorporation, bylaws or other Organizational Documents of the Company, or any resolutions of the board of directors or stockholders, or any committee of the board of directors or stockholders, of the Company, each as in effect and Amended to date, or the Organizational Documents (if any) of the Stockholder Agent, any Equity Holders or any Special Payees, or any resolutions of the board of directors or stockholders, or any committee of the board of directors or stockholders, of the Stockholder Agent, any Equity Holders or any Special Payees, as in effect and Amended to date, (ii) any Contract to which the Company, the Stockholder Agent, any Equity Holder or any Special Payee is a party, or to which it is subject or by which it is bound, or any license under which any of them is a licensee, or (iii) any Law or Order applicable to the Company, the Stockholder Agent, any Equity Holders or any Special Payees, or any of their respective material Property;

(b)                                 give any Person the power, right or authority to challenge any of the Transactions or to exercise any remedy or obtain any relief under any Law or Order to which the Company, the Stockholder Agent, any Equity Holder or any Special Payee may be subject;

(c)                                  contravene, conflict with or result in a violation or Breach of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Permit held by the Company or that otherwise relates to the Properties or to the businesses of the Company;

(d)                                 cause Parent or the Surviving Corporation to become subject to, or to become liable for the payment of, any Taxes owed by or on behalf of the Company or any properties, assets, Stockholder, officer or employee of the Company;

(e)                                  result in the imposition or creation of any Encumbrance upon or with respect to any Property of the Company; or

(f)                                    result in any Stockholder of the Company having the right to exercise dissenters’, appraisal or other similar rights (whether arising under a Contract or by Law).

Section 3.7. Consents.  No Order or Consent of, or registration, declaration or filing with, any Governmental Body or any third party, including any party to any Contract with, or licensor of, the Company (so as not to trigger any Conflict), is required by or with respect to the Company, the Stockholder Agent, any Equity Holders or any Special Payees in connection with the execution, delivery or performance of this Agreement, any of the Related Agreements to which the Company, the Stockholder Agent, any Equity Holders or any Special Payees is a party, or the consummation of the Transactions, except for (i) such Orders and Consents as may be required under applicable securities Laws, (ii) the filing of the Merger Certificate with the Secretary of State of the State of Washington, (iii) the approval of this Agreement and the Merger by the Stockholders, and (iv) such Orders and Consents as are specified with reasonable particularity in Section 3.7 of the Disclosure Schedules.

Section 3.8. Books and Records.

(a)                                  The books of account and other financial records, all of which have been made available to Parent and Merger Sub, (i) are accurate, complete and correct in all material respects, (ii) have been maintained in accordance with sound business practices, (iii) fairly and accurately reflect the income, expenses, assets and liabilities of the Company, and (iv) represent actual, bona fide transactions.

(b)                                 The minute books of the Company, all of which have been made available to Parent and Merger Sub, contain accurate, complete and correct records of all meetings held of, and corporate action taken by, the stockholders and board of directors, and all committees of the stockholders and board of directors, of the Company, and no meeting of any such stockholders, board of directors or committee has been held, and no corporate action of such stockholders, board of directors or committee has been taken, for which minutes have not been prepared and provided to Parent and Merger Sub, or which are not contained in such minute books.

(c)                                  The stock record books, records and ledgers of the Company, all of which have been made available to Parent and Merger Sub, contain accurate, complete and correct records of all issuances and transfers of Equity Interests in the Company and Commitments therefor, and no capital stock or other Equity Interests of the Company has been issued or transferred, and no Commitment for the issuance of capital or other Equity Interests of the Company has been made, which is not reflected in such books, records and ledgers.

Section 3.9. Company Financial Statements.  Section 3.9 of the Disclosure Schedules sets forth (i) the Company’s unaudited balance sheet as of December 31, 2004, 2003 and 2002, and the related unaudited statements of income and cash flows for the Company’s fiscal years ended December 31, 2004, 2003 and 2002, and (ii) the Company’s unaudited balance sheet as of June 30, 2005 (the “Current Balance Sheet”), and the related unaudited statement of income for the six-month period ended June 30, 2005, including in each case the notes thereto (collectively, the “Financials”).  The Financials are correct in all material respects and have been prepared in accordance with GAAP, consistently applied throughout the periods indicated and with each other, except as disclosed in the notes to the Financials, subject in the case of interim statements to normal year-end adjustments.  The Financials fairly and accurately present the financial condition, operating results, changes in stockholders’ equity and cash flows of the Company as of the respective dates and during the respective periods indicated therein. The Company maintains and will continue, prior to the Effective Time, to maintain a standard system of accounting established and administered in accordance with GAAP.

Section 3.10. No Undisclosed Liabilities.

(a)                                  The Company has no Liabilities, Debt, Capital Lease Obligation, Guarantees, obligations, expenses, claims, deficiencies, or endorsements of any type, whether or not known, accrued, absolute, contingent, matured, secured, conditional, liquidated, vested, due or required to be reflected in financial statements in accordance with GAAP, which individually or in the aggregate (i) has not been adequately reserved against or otherwise reflected in the Current Balance Sheet, (ii) has not arisen in the Ordinary Course of Business consistent with past practices since December 31, 2004, and which are not, individually or in the aggregate, Material, or (iii) is not an Expense under Section 11.10 which will be paid at or prior to Closing.

(b)                                 Section 3.10 of the Disclosure Schedules contains a complete and accurate list of all trade accounts payable and the aging therefor (other than a trade account payable to any Stockholder or any Related Person of the Company or any Stockholder for or with respect to the Expenses of the Company or the Stockholder Agent) that remains unpaid as of the Closing Date.

Section 3.11. No Off-Balance Sheet Arrangements.  The Company is not a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract relating to any transaction or relationship between or among the Company, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose Entity, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC)), where the result, purpose or effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company in the Company’s financial statements.

Section 3.12. Disclosure Controls.The Company has designed disclosure controls and procedures to ensure that material information relating to the Company is made known to the chief executive officer and the chief financial officer of the Company by other Representatives of the Company.

Section 3.13. No Changes.  Except as set forth on Section 3.13 of the Disclosure Schedules, since (A) December 31, 2004 (with respect to subsections (a) through (x) below) and (B) June 30, 2005 (with respect to subsections (y) and (z) below), there has not been, occurred or arisen any of the following with respect to the Company:

(a)                                  any transaction not in the Ordinary Course of Business;

(b)                                 any Amendment to any Organizational Document of the Company or to the rights, powers, privileges, designations or preferences of any Company Stock;

(c)                                  any capital expenditure or capital expenditure commitment exceeding $5,000 individually or $10,000 in the aggregate;

(d)                                 payment, discharge or satisfaction of any claim or Liability, other than payment, discharge or satisfaction in the Ordinary Course of Business of claims or Liabilities reflected or adequately reserved against in the Current Balance Sheet;

(e)                                  destruction of, damage to or loss of any Property or business;

(f)                                    loss of, or notice or other indication of an intention to discontinue or change the terms of its relationship with the Company by, any customer, supplier, manufacturer or Representative, in each case whether or not covered by insurance;

(g)                                 labor trouble or claim of wrongful discharge or other unlawful labor practice or action;

(h)                                 change in accounting methods or practices (including any change in depreciation or amortization policies or rates) other than as required by GAAP;

(i)                                     change in any election in respect of Taxes, adoption or change in any accounting method in respect of Taxes, agreement or settlement of any claim or assessment in respect of Taxes, or extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

(j)                                     revaluation by the Company of any of its Properties or assets;

(k)                                  declaration, setting aside or payment of a dividend or other distribution (whether in cash, stock or property) in respect of any outstanding share of capital stock or other Equity Interests of the Company, or any split, combination or reclassification in respect of any share of capital stock of the Company, or any issuance or authorization of any issuance of any other Securities of the Company in respect of, in lieu of or in substitution for any share of capital stock or other Equity Interests of the Company, or any direct or indirect repurchase or redemption of any Equity Interests or other Securities of the Company (or Commitments therefor);

(l)                                     payment (other than in the Ordinary Course of Business) of, or increase in, the salary, bonuses, fringe benefits or other compensation (cash, equity or otherwise) payable or to become payable to any Representatives (other than payments to outside counsel in connection with this Agreement and the Transactions), Equity Holders, Special Payees or Related Persons of the Company, or the declaration, payment or commitment or obligation of any kind for the payment of a severance payment, termination payment, bonus, fringe benefit or other additional or supplemental salary, bonus, fringe benefit or other compensation (cash, equity or otherwise) to any such Person;

(m)                               adoption, establishment or Amendment of any Company Employee Plan, except as necessary to comply with applicable Law;

(n)                                 entry into any Contract to which the Company is a party or signatory or by or to which it or any of its Properties is bound or subject, or any termination, Amendment or receipt of notice of termination or non-renewal in respect of, any such Contract;

(o)                                 Transfer, Lease or Encumbrance of any of its material assets or other Properties, other than sales of Inventories in the Ordinary Course of Business;

(p)                                 a loan or advance to any Person, the incurrence, issuance or sale of any Debt of the Company or the making of any Guarantee in respect of any other Person, except for advances to employees for travel and business expenses in the Ordinary Course of Business consistent with past practices;

(q)                                 waiver or release of any right or claim, including any write-off or other compromise of any Account Receivable in any amount;

(r)                                    the commencement, settlement, notice or threat of any Action against the Company or its business, Properties or affairs, or any reasonable basis for any of the foregoing;

(s)                                  notice to the Company, or any of its Representatives, of any claim or potential claim of ownership by any Person of any Company Intellectual Property or of any interference with, misappropriation, violation or infringement by the Company of any other Person’s Intellectual Property;

(t)                                    issuance, grant or sale, or make or enter into a Contract to issue, grant or sell, of any Equity Interests or other Securities of the Company, or any Commitments to purchase or acquire any of the foregoing;

(u)                                 any (i) Transfer or Encumbrance, or license other than in the Ordinary Course of Business of, any Company Intellectual Property, or other than in the Ordinary Course of Business, making or entering into any Contract or license regarding the Company Intellectual Property, (ii) purchase or license any Intellectual Property, or make or enter into any Contract with respect to the Intellectual Property, owned or controlled by any other Person, (iii) make or enter into a Contract with respect to the development of any Intellectual Property, or (iv) change the pricing, fees, royalties or other compensation set or charged by the Company to its customers or licensees or in the pricing, fees, royalties or other compensation set or charged by Persons who have licensed or granted rights to the Company to use Intellectual Property;

(v)                                 enter into a Contract, or Amend any Contract, pursuant to which any other party was granted marketing, distribution, development or similar rights of any type or scope with respect to any Technology or any Company Products (including proposed Company Products and Company Products under development);

(w)                               hiring or terminating any officer or director of the Company;

(x)                                   agreement or other Contract by the Company or any officer, director, manager or employee thereof on behalf of the Company to do any of the things described in Section 3.13(a) through (w) (other than negotiations with Parent and its Representatives regarding the Transactions);

(y)                                 any Events having a Material Adverse Effect; or

(z)                                   agreement or other Contract by the Company or any officer, director, manager or employee thereof on behalf of the Company that would reasonably be likely to result in a Material Adverse Effect.

Section 3.14. Tax Matters.

(a)                                  Tax Returns and Audits.

(i)                                     The Company has prepared and timely filed all required federal, state, local and foreign Tax Returns and Tax estimates concerning or attributable to itself or its operations and such Tax Returns and estimates are true and correct and have been completed in accordance with applicable Law.

(ii)                                  The Company (A) has timely paid all Taxes it is required to pay and withheld and properly remitted with respect to its employees (and timely paid over to the appropriate Taxing authority) all federal and state income taxes, Federal Insurance Contribution Act, Federal Unemployment Tax Act and other Taxes of any kind or nature required to be withheld, and (B) has accrued on the Current Balance Sheet all Taxes attributable to the periods preceding the Current Balance Sheet and will not have incurred any liability for Taxes for the period commencing after the date of the Current Balance Sheet and ending immediately prior to the Effective Time, other than in the Ordinary Course of Business.

(iii)                               The Company has not been delinquent in the payment of any Tax, nor is there any Tax deficiency or adjustment outstanding, assessed or proposed against the Company, and the Company has not executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

(iv)                              No audit or other examination of any Tax Return of the Company is presently in progress, nor has the Company been notified of any request for such an audit or other examination.

(v)                                 The Company has made available to Parent, its legal counsel and its accountants, copies of all Tax Returns filed by the Company for all periods since its inception.

(vi)                              There are (and immediately following the Effective Time there will be) no Encumbrances on the assets of the Company relating or attributable to Taxes other than Encumbrances for Taxes not yet due and payable.

(vii)                           The Company has no Knowledge of any basis for the assertion of any claim for Taxes, which, if adversely determined, would result in any Encumbrance on the assets of the Company.

(viii)                        The Company has (a) never been a member of an affiliated group (within the meaning of Code Section 1504(a)) filing a consolidated federal income tax return (other than a group the common Parent of which was Company), (b) never been a party to any Tax sharing, indemnification or allocation Contract, or owe any amount under any such Contract, (c) no liability for the Taxes of any Person under Treas. Reg. Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by Contract, or otherwise, and (d) never been a party to any joint venture, partnership or other agreement that could be treated as a partnership for Tax purposes.

(ix)                                The Company has not constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code.

(x)                                   The Company has not engaged in a transaction that is the same or substantially similar to one of the types of transactions that the Internal Revenue Service has determined to be a tax avoidance transaction and identified by notice, regulation, or other form of published guidance as a listed transaction, as set forth in Treas. Reg. Section 1.6011-4(b)(2).

(xi)                                The Company has not disposed of any property in a transaction being accounted for under the installment method pursuant to Section 453 of the Code.

(xii)                             The Company (i) has not agreed nor is required to make any adjustment pursuant to Section 481 of the Code by reason of a change in accounting methods or otherwise, (ii) has no Knowledge that any taxing authority has proposed any such adjustment or change, which proposal is currently pending, and (iii) does not have an application pending with any taxing authority requesting permission for any change in accounting methods that relate to its business and operations.

(xiii)                          No power of attorney has been granted by the Company with respect to any matter relating to Taxes, which power of attorney is currently in force.

(xiv)                         The Company has no direct or indirect beneficial ownership interest in (i) a “passive foreign investment company,” (ii) a “foreign personal holding company,” (iii) a “foreign sales corporation,” (iv) a “foreign investment company,” or (v) a person other than a United States person, each within the meaning of the Code.

(xv)                            The Company does not own “corporate acquisition indebtedness” within the meaning of Section 279 of the Code.

(xvi)                         No property of the Company is “tax-exempt use property” within the meaning of Section 168 of the Code.

(b)                                 Executive Compensation Tax.  The Company is not a party to any Contract, including the provisions of this Agreement, covering any employee or former employee of the Company, which, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Sections 280G or 404 of the Code.

Section 3.15. Restrictions on Business Activities.  Except as is described in Section 3.15 of the Disclosure Schedules, there is no Contract (non-compete agreement or otherwise) or Order to which the Company is a party or by which it is bound, which has or may reasonably be expected to have the effect of prohibiting or impairing any business practice, any acquisition of Property, the conduct of business or otherwise limiting the freedom of the Company to engage in any line of business or to compete with any Person. Without limiting the generality of the foregoing, the Company has not entered into any Contract under which it is restricted from selling, licensing or otherwise distributing any of its Intellectual Property, technology or products to, or providing services to, customers or potential customers or any class of customers, in any geographic area, during any period of time or in any segment of the market, except as is described in Section 3.15 of the Disclosure Schedules.

Section 3.16. Title of Properties; Absence of Liens and Encumbrances; Condition of Equipment.

(a)                                  The Company does not own any real property, and has never owned any real property.  Section 3.16(a) of the Disclosure Schedules sets forth a list of all real property currently leased by the Company, the name of the lessor, the correct street address, the date and term of the lease, the aggregate annual rental payable under such lease and a description of any other material terms of the lease and each Amendment thereto.  All such current leases are in full force and effect, are valid and effective in accordance with their respective terms, and there is no, under any of such leases, existing default or event of default (or event which with notice or lapse of time, or both, would constitute a default) by the Company, or to the Knowledge of the Company, by any other party.

(b)                                 The Company has good and valid title to, or, in the case of Leased properties and assets, valid leasehold interests in, all of its tangible properties and assets, real, personal and mixed, used or held for use in its business, free and clear of any Encumbrances, except (i) as reflected in the Current Balance Sheet, (ii) Encumbrances for Taxes not yet due and payable, (iii) such imperfections of title and Encumbrances, if any, which do not detract from the value, or interfere with the present use, of the Property subject thereto or affected thereby, and (iv) Encumbrances disclosed with reasonable particularity in Section 3.16(b) of the Disclosure Schedules.

(c)                                  Section 3.16(c) of the Disclosure Schedules lists all material items of Tangible Personal Property (the “Equipment”) owned or Leased by the Company.  Such

Equipment is (i) adequate for the conduct of the business of the Company as currently conducted and as currently contemplated to be conducted, (ii) in good operating condition, regularly and properly maintained, subject to normal wear and tear, (iii) suitable for immediate use in the Ordinary Course of Business, and (iv) in the possession of the Company.  No item of Equipment is in need of repair or replacement other than as part of routine maintenance in the Ordinary Course of Business.

(d)                                 The Company owns free and clear of any Encumbrances, all customer lists, customer contact information, customer correspondence and customer licensing and purchasing histories relating to their respective current and former customers (the “Customer Information”).  No Person other than the Company possesses any claims or rights with respect to use of the Customer Information.

Section 3.17. Intellectual Property.

(a)                                  Section 3.17(a) of the Disclosure Schedules contains an accurate and complete list of all Scheduled Intellectual Property (other than trade secrets, know-how and goodwill attendant to Intellectual Property and other intellectual property rights not reducible to scheduled form), and any licenses and Contracts relating to such Scheduled Intellectual Property.  The Company owns or, to the extent required in connection with the way in which the Company has conducted or presently conducts its business and operations (including the manufacture, marketing and distribution of the Company Products and proposed Company Products, including Company Products under development), has the right to make, have made, use, sell, exploit, import and export, distribute, publicly perform, publicly display, perform, distribute, apply, reproduce, modify, prepare derivative works of, all Scheduled Intellectual Property.  The Company has in its possession or control (A) correct and complete, fully-executed copies of all of the licenses and Contracts (as Amended to date) that are identified in Section 3.17(a) of the Disclosure Schedules, and (B) correct and complete copies of all documents (including patents, registration certificates, renewal certificates, applications, prosecution histories, and all documents submitted to or received from the relevant patent, copyright, trademark, domain name or other authorities in the United States and foreign jurisdictions, as the case may be) relating to each item of the Scheduled Intellectual Property identified in Section 3.17(a) of the Disclosure Schedules.  The Company has delivered to Parent correct and complete, fully-executed copies of all of the documents described in this Section 3.17(a).

(b)                                 Section 3.17(b) of the Disclosure Schedules contains (i) an accurate and complete list of all Registered Intellectual Property that is owned, controlled or exclusively licensed to the Company, specifying as to each the nature of such right, any jurisdiction that has issued a registration with respect thereto or in which an application for such a registration is pending, and any applicable registration or application number, and (ii) an accurate and complete list of all outside counsel (including patent and trademark agents), and contact information therefor, who are responsible for the prosecution or registration of Registered Intellectual Property scheduled in Section 3.17(b), specifying the particular Registered Intellectual Property for which each such outside counsel is so responsible. To the Actual Knowledge of the Company, each item of Registered Intellectual Property that is owned, controlled or exclusively licensed to the Company is valid and subsisting.  All registrations with and applications to Governmental Bodies in respect of Registered Intellectual Property are valid and in full force and effect.  All necessary registration, maintenance and renewal fees in connection with the Registered Intellectual Property have been paid, and all other action required to be taken to maintain the validity and effectiveness of the Registered Intellectual Property, including filing all necessary documents and certificates in connection therewith with the relevant Governmental Bodies in the United States or foreign jurisdictions, has been taken. All Patents, Marks, Mask Works and Copyrights listed in the Section 3.17(b) of the Disclosure Schedules were prosecuted (or registered, as applicable) in good faith, and all prosecutions for any Registered Intellectual Property are proceeding in the ordinary course and no party responsible for any such prosecution will cease or delay such prosecution upon Closing and, to the Actual Knowledge of the Company, are valid, enforceable and in full force.

(c)                                  Section 3.17(c) of the Disclosure Schedules contains an accurate and complete list of all licenses, sublicenses and other Contracts, including source code escrow agreements, pursuant to which any Person other than the Company is authorized to use any Company Intellectual Property or authorized to obtain any Company Intellectual Property under any circumstances. The Company has not Transferred ownership of, or granted any exclusive license of or exclusive right to use, or authorized the retention of any exclusive rights to use or joint ownership of, any Intellectual Property that is or was Company Intellectual Property, to any other Person. All Company Intellectual Property is free and clear of any Encumbrances, other than non-exclusive licenses granted in the Ordinary Course of Business, and all Scheduled Intellectual Property is free and clear of all Liens.

(d)                                 Section 3.17(d) of the Disclosure Schedules contains an accurate and complete list of all licenses, sublicenses and other Contracts, including source code escrow agreements, as to which the Company is a party and pursuant to which the Company is authorized to use any Scheduled Intellectual Property owned or otherwise controlled by any third party.  The Company has not granted any exclusive license in or to any such Scheduled Intellectual Property, or agreed to license or sublicense any Scheduled Intellectual Property, except as described in Section 3.17(d) of the Disclosure Schedules.

(e)                                  [Intentionally Omitted]

(f)                                    To the extent that any Scheduled Intellectual Property has been developed or created independently or jointly by any Person other than the Company for which the Company has, directly or indirectly, paid or otherwise sought to obtain rights thereon, the Company has obtained a written, valid and enforceable assignment sufficient to irrevocably transfer all rights in such Intellectual Property to the Company and, to the maximum extent provided for by, and in accordance with, applicable Law, the Company is the sole and exclusive owner of all such Intellectual Property and the Company has recorded each such assignment with the relevant Governmental Body, including the U.S. Patent & Trademark Office, the U.S. Copyright Office or their respective equivalents in any relevant foreign jurisdiction, as the case may be.  No Person who has licensed Intellectual Property to, or provided Technology to, the Company has ownership rights or license rights to improvements or enhancements made by the Company to such Intellectual Property or Technology.

(g)                                 The Company has taken reasonable steps sufficient to secure and protect for its benefit all applicable Company Intellectual Property, including steps and protection procedures reasonably believed by the Company to be sufficient and adequate to safeguard and maintain the secrecy, confidentiality and value of all trade secrets or confidential or proprietary information and, without limiting the foregoing, any Company Intellectual Property not otherwise protected by Mark, Patent, Mask Work, or Copyright for which confidentiality is appropriate.  Without limiting the generality of the foregoing and except as set forth in Section 3.17(g) of the Disclosure Schedules, (A) the Company (i) has obtained confidentiality and inventions assignment agreements, in sufficient form that have protections and conditions substantially similar in effect to those forms previously provided to Parent by Company, from all of the past and present managers, employees, agents, independent contractors and consultants of the Company who were involved in or contributed to the conception, creation or development of Company Intellectual Property, and (ii) the Company owns all right, title and interest in, or has a valid and binding license to use, all Scheduled Intellectual Property, (B) no such former or current manager, employee, agent, independent contractor or consultant has (or upon Closing, will have) (i) any right, title, or interest in any Scheduled Intellectual Property, (ii) filed, asserted in writing or, to the Knowledge of the Company, threatened in writing to file or assert, any claim against the Company in connection with such Person’s involvement in the conception, creation or development of any Company Intellectual Property, and (C) to the Knowledge of the Company, no such current manager, employee, agent, independent contractor or consultant has any Patents for any device, process, design or invention of any kind now used or needed by the Company in its operations or the furtherance of its businesses, which Patents have not been assigned to the Company.

(h)                                 No Related Party of the Company will have any rights to future royalty payments or license fees from the Company deriving from licenses, technology agreements or other Contracts between any such Person and the Company.

(i)                                     The Scheduled Intellectual Property (other than Company Patents), constitutes all the Intellectual Property (other than Patents) used in or necessary to conduct the business of the Company as it currently is conducted, including the design, development, manufacture, use, import and sale of Company Products and Technology (including Company Products and Technology currently under development such as “high availability” products), except for such Company Intellectual Property that is not material, or reasonably expected to be material, to the business or operations of the Company as presently conducted or presently proposed to be conducted.

(j)                                     There is no Contract or license between the Company and any other Person with respect to Scheduled Intellectual Property under which there is any dispute regarding the scope of such Contract or license, or performance or default under such Contract, including with respect to any payments to be made or received by the Company thereunder.  There are no actions that must be taken by the Company within sixty (60) calendar days of the Closing, including the payment of any registration, maintenance or renewal fees or the filing of any documents, applications or certificates or the sending of any renewal, change of control or other notices for the purposes of maintaining, perfecting or preserving or renewing any such Scheduled Intellectual Property or any Contract or license applicable thereto.  Except for the amount set forth in Section 3.17(j) of the Disclosure Schedules, no licensing fees, royalties or other payments are due or payable, or as a consequence of the consummation of the Transactions will (whether or not at the election of another Person) be due or payable, by the Company in connection with the Scheduled Intellectual Property.

(k)                                  Neither this Agreement nor the Transactions, including the consummation of the Merger and the assignment to the Surviving Corporation by operation of law or otherwise (to the extent that such Transactions are deemed to effect such assignment) of any Contracts or licenses to which the Company is a party or licensee, will result in Parent, Merger Sub or the Company (i) granting to any third party any right to any Intellectual Property or Technology owned by, controlled by, or licensed to, any of them; (ii) being bound by, or subject to, any non-compete or other material restriction on the operation or scope of its businesses; or (iii) being obligated to pay any fees, royalties, damages or other material amounts to any third party in excess of those payable by them, respectively, in the absence of this Agreement or the Transactions.  The execution, delivery, and performance of this Agreement and the Related Agreements, including the consummation of the Transactions, will not (1) require the Consent of any Person so that the rights and interests of the Company in the Scheduled Intellectual Property shall continue to be in full force and effect, (2) Breach or otherwise adversely affect any Contract governing or license licensing any Scheduled Intellectual Property (including any licenses to use the Scheduled Intellectual Property), (3) affect any rights or obligations with respect to the Scheduled Intellectual Property, including the scope of any licenses thereof or the terms and conditions, including the consideration paid or received by the Company, under which any such Scheduled Intellectual Property may be used, (4) cause the forfeiture or termination, or give rise to a right of forfeiture or termination, of any Scheduled Intellectual Property, (5) in any way impair the right or ability of Parent or the Surviving Corporation to use any Scheduled Intellectual Property as currently used or anticipated to be used, (6) in any way impair the right of Parent to bring any Action for the unauthorized use or disclosure, infringement or misappropriation of any Company Intellectual Property, or (7) in any way require or trigger the release from escrow or delivery to any third party, or grant any third party the right to receive or have released, any Company Source Code or other source code related to any Company Products or constituting any Scheduled Intellectual Property.

(l)                                     To the Actual Knowledge of the Company, no Person is infringing any Company Patents.  No Person is interfering with, violating, infringing, or misappropriating any other Company Intellectual Property.  The operation of the business of the Company as it has been conducted or currently is conducted, including the design, development, use, import, manufacture and sale of the Company Products and Technology (including products, technology or services currently under development) has not and does not (i) to the Actual Knowledge of the Company, infringe upon any Patent of any Person; (ii) infringe upon or misappropriate the Intellectual Property (other than Patents) of any Person, (iii) violate the Intellectual Property (other than Patents) or other rights of any Person (including rights to privacy or publicity), (iv) Breach any Contract or license granting the Company the right or license to any Intellectual Property, or (v) constitute unfair competition or unfair trade practices under the Laws of any jurisdiction. Except as described in Section 3.17(l) of the Disclosure Schedules, neither the Company nor any of its Representatives has (1) received any oral, written, or other charge, complaint, claim, demand, notice or communication alleging that the Company, or any of its Representatives, contractors or manufacturers, is or may be infringing, misappropriating, violating or otherwise using, distributing, copying, modifying, disclosing or otherwise exploiting in an unauthorized manner any Intellectual Property, right or claimed right of any Person

(including any claim that the Company must license, or refrain from using, any Intellectual Property of any Person), nor does the Company have any Knowledge of any basis for any of the foregoing, (2) not received patent demand letters, invitations to license or other correspondence proposing negotiations or consideration of any license for patents, (3) no Knowledge that any of the Company Intellectual Property (other than Company Patents) is being used or disclosed in an unauthorized manner, infringed or misappropriated by any Person, (4) no Actual Knowledge that any of the Company Patents are or have been infringed upon by any Person or (5) not received any opinion of counsel that any third party patent applies to any Company Product.  Notwithstanding any other provision of this Agreement, with respect to the matters set forth in the first sentence of this Section 3.17(l) and subpart (i) of this Section 3.17(l), the Company shall not be deemed to have Actual Knowledge of any infringement of any Patent identified by Parent to the Company after July 1, 2005, unless the Company has received a notice of infringement and Parent has not been informed in writing of same.

(m)                               No Company Intellectual Property, Company Product or Technology of the Company is subject to any Action or outstanding Order, or any restriction that has not been waived, that restricts in any manner the use, transfer or licensing thereof by the Company or may affect the validity, use or enforceability of such Company Intellectual Property or Technology.

(n)                                 Other than “shrink-wrap” and similar widely available binary code and commercial end-user licenses, Section 3.17(n) of the Disclosure Schedules lists all Contracts and licenses between the Company and any other Person wherein or whereby the Company has agreed to, or assumed, by operation of law or otherwise, any obligation or duty to warrant, indemnify, reimburse, hold harmless, guaranty or otherwise assume or incur any obligation or liability or provide a right of rescission with respect to the infringement or misappropriation by the Company or other party of third party Intellectual Property.

(o)                                 No Company Product, or conduct or statement of the Company, constitutes obscene material, a defamatory statement or false advertising, or to the Knowledge of the Company, otherwise violates any Law or rights of any other Person, or proposes any health hazard or danger to any Person.

(p)                                 Section 3.17(p) of the Disclosure Schedules lists all Software or other documentation or material that is material to the operations of the Company and is distributed as “free software”, “free documentation”, “Open Source software”, or under a similar or “copyleft” or “viral” licensing or distribution model (including the GNU General Public License (GPL), GNU Library General Public License, GNU Lesser General Public License (LGPL), GNU Free Documentation License (FDL), Mozilla Public License (MPL), BSD licenses, the MIT License, the X-11 License, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), the Sun Industry Standards License (SISL), the Apache License, Creative Commons Licenses, the Open Gaming License, and the Open Publication License) (“Open Source Materials”) used by the Company in any way, and describes the manner in which such Open Source Materials are, were or are contemplated to be used (such description shall include whether (and, if so, how) the Open Source Materials were modified or distributed by Company). The Company has not (a) incorporated Open Source Materials into, or combined Open Source Materials with, the Company Intellectual Property; (b) distributed Open Source Materials in conjunction with any Company Intellectual Property; or (c) used Open Source Materials that create, or purport to create, obligations for the Company with respect to Company Intellectual Property or grant, or purport to grant, to any third party, any rights or immunities under Company Intellectual Property (including using any Open Source Materials that require, as a condition of use, modification or distribution of such Open Source Materials that other software incorporated into, derived from or distributed with such Open Source Materials be (i) disclosed or distributed in source code form, (ii) be licensed for the purpose of making derivative works, or (iii) be redistributable at no charge).

(q)                                 All Company Products subject to ongoing covenants and indemnities conform in all material respects to applicable Contract commitments, express and implied warranties, as applicable, product specifications and product documentation and to any representations provided to customers.  The Company has no Liability (and, to the Knowledge of Company, there is no legitimate basis for any present or future Action against the Company giving rise to any Liability relating to the foregoing Contracts) for replacement or repair thereof or other damages in connection therewith in excess of any reserves therefor reflected on the Current Balance Sheet.

(r)                                    No (i) government funding, (ii) facilities of a university, college, other educational institution or research center, or (iii) funding from any Person was used in the development of the Company Intellectual Property.  No current or former officer, employee, consultant or independent contractor of the Company, who was involved in, or who contributed to, the creation or development of any Company Intellectual Property, has performed services for any government, university, college or other educational institution or research center during a period of time during which such officer, employee, consultant or independent contractor was also performing services for the Company.

(s)                                  Neither the Company nor any other Person acting on its or their behalf has disclosed, delivered or licensed to any Person, agreed to disclose, deliver or license to any Person, or permitted the disclosure or delivery to any escrow agent or other Person of, any Company Source Code.  Except as disclosed in Section 3.17(s) of the Disclosure Schedules, no Event has occurred or exists that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, result in the disclosure or delivery by the Company or any Person acting on its behalf or any escrow agent to any Person of any Company Source Code.  Section 3.17(s) of the Disclosure Schedules identifies each Contract pursuant to which the Company has deposited, or is or may be required to deposit, with an escrow holder, escrow agent or any other Person any Company Source Code, and describes whether the execution of this Agreement or the consummation of the Transactions, in and of itself, would reasonably be expected to result in the release from escrow of any Company Source Code.  As used in this Section 3.17(s), “Company Source Code” means the source code to, or constituting, Company Software, and in each case any significant portion or aspect thereof.

(t)                                    None of the Company Software (i) contains any bug, defect or error (including any bug, defect or error relating to or resulting from the display, manipulation, processing, storage, transmission or use of date data) that materially and adversely affects the use, functionality or performance of such Company Software or any product or system containing or used in conjunction with such Company Software, or (ii) fails to comply with any applicable warranty or other contractual commitment relating to the use, functionality or performance of such Company Software or any product or system containing or used in conjunction with such Company Software.  The Company has provided in Section 3.17(t) of the Disclosure Schedules a complete and accurate list of all known bugs, defects and errors in each version and component of the Company Software.

(u)                                 Except as disclosed in Section 3.17(u) of the Disclosure Schedules, none of the Company Software contains, or will install or enable or permit any unauthorized Person to install, any “virus”, “lockup”, “time bomb”, “drop dead”, “Trojan horse”, “backdoor program”, “worm”, “key lock”, “adware”, “spyware” or “malware”, which cannot, based on commercially reasonable efforts, be fixed within thirty (30) days (as such terms are commonly understood in the software industry), or any other malicious, unauthorized or monitoring Software, or any other Software designed or intended to have, or capable of or potentially performing, directly or indirectly, through any device, method or means, including by the installation, interpretation or execution of any other Software or data, whether with or without the participation of an unauthorized Person, any of the following functions or results:

(i)                                     disrupting, disabling, restricting, harming or otherwise impeding in any manner the operation or accessibility of, or providing unauthorized access to, (i) a computer system, network or other device on which such Company Software is stored, installed, interpreted or executed, including to the Company Software itself or any related documentation or data, or any portion thereof, or (ii) a computer system, network or other device connected to another computer system, network or other device on which such Company Software is stored, installed, interpreted or executed;

(ii)                                  altering, modifying, damaging, or destroying any data or file, including any Software, on any computer system, without the user’s consent; or

(iii)                               distribute, upload, transmit, copy, reveal, broadcast or serve to any other computer system or device over any network or other communication channel or device any file or personal or personally-identifying data or information, in each case without the user’s consent.

Section 3.18. Agreements, Contracts and Commitments.

(a)                                  Except as set forth in Section 3.18(a) of the Disclosure Schedules, the Company is not party to or bound by:

(i)                                     any employment, sales or consulting agreement or other Contract with an employee, individual consultant or salesperson, or any Contract regarding sales or marketing with any Entity;

(ii)                                  any agreement or plan, including any option plan, incentive plan or purchase plan with respect to Equity Interests of the Company, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the Transactions or the value of any of the benefits of which will be calculated on the basis of any of the Transactions;

(iii)                               any fidelity or surety bond or completion bond;

(iv)                              any Lease of personal property having an annual rental rate in excess of $5,000 individually or $10,000 in the aggregate;

(v)                                 any Contract relating to capital expenditures and involving future payments in excess of $5,000 individually or $10,000 in the aggregate;

(vi)                              any Contract relating to the disposition or acquisition of assets or any interest in any Entity outside the Ordinary Course of Business;

(vii)                           any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other Contracts relating to the borrowing of money or extension of credit;

(viii)                        any purchase order or contract for the purchase of materials exceeding $5,000 individually or $10,000 in the aggregate;

(ix)                                any construction contracts;

(x)                                   any dealer, distribution, sales, joint marketing or development agreement;

(xi)                                any sales representative, original equipment manufacturer, value added, remarketer, reseller or independent software vendor or other Contract for use or distribution of any Company Product, any Scheduled Intellectual Property or any services provided by the Company; or

(xii)                             any other Contract not otherwise set forth in Section 3.18(a) of the Disclosure Schedules that is not cancelable without penalty within thirty (30) calendar days.

(b)                                 The Company is in compliance with and has not Breached or defaulted under, or received notice that it has Breached or defaulted under, any of the terms or conditions of any Contract or license to which it is party or by which it is bound or under which it is a licensee, nor does the Company have Knowledge of any Event that would constitute such a Breach or default with the lapse of time, giving of notice or both.  Each such Contract and license is in full force and effect and is not subject to any default thereunder.

(c)                                  The Company has obtained, or will obtain prior to the Effective Time, all necessary Consents of parties to any Contract as are required thereunder in connection with the Merger or for such Contracts to remain in full force and effect without modification, limitation or alteration after the Effective Time.  Following the Effective Time, the Company will be permitted to exercise all of its rights under the Contracts without the payment of any additional amounts or consideration other than amounts or consideration which the Company would otherwise be required to pay had the Transactions not occurred.

Section 3.19. Related Party Transactions.  No Related Party of the Company has, directly or indirectly, (i) any interest in any Entity (A) which furnished or sold, or furnishes or sells, services, products or Technology that the Company furnishes or sells, or proposes to furnish or sell, or which otherwise competes with the Company with respect to such services, products or Technology, or (B) that purchases from, or sells or furnishes to, the Company any services, products or Technology, (ii) an interest in any Property or Equipment used in or pertaining to any Company Products or the business of the Company, or (iii) a beneficial interest in any Contract to which the Company is a party or by which it is bound or any license granted to or by the Company; provided, however, that ownership of no more than 1% of the outstanding voting stock of a publicly traded corporation with a market capitalization in excess of $100 million shall not be deemed to be an “interest in any entity” for purposes of this Section 3.19.  No Related Party of the Company is a party to any Contract with the Company.  The Company has not extended or maintained credit, renewed an extension of credit, or forgiven or waived, in whole or in part, any extended credit, in the form of a personal loan to or for any director or officer of the Company, during the two years immediately preceding the Closing Date.

Section 3.20. Governmental Authorization.  Each Consent and Governmental Permit (i) pursuant to which the Company currently operates or holds any interest in any of its Properties, or (ii) which is necessary or desirable for the operation of its business as currently conducted or currently contemplated to be conducted or the holding of any such interest (collectively, “Company Authorizations”) has been issued or granted.  Section 3.20 of the Disclosure Schedules lists all Company Authorizations.  Each Company Authorization is in full force and effect, and shall remain in full force and effect without modification after the Closing, and constitute all Company Authorizations required to permit the Company to operate or conduct its business or hold any interest in its Properties.  Without limiting the foregoing, the Merger will not adversely impact any existing Contract with any Governmental Body, and to the Knowledge of the Company, will not result in any material decrease in orders of Company Products or Technology from, or sales, licensing or other distributions of Company Products or Technology to, any Governmental Body.

Section 3.21. Litigation.  Except as set forth on Section 3.21 of the Disclosure Schedules, there is no Action of any nature (other than Actions involving Patents) pending or, to the Knowledge of the Company, threatened against the Company, its Properties or any of its officers, managers or directors.  No Governmental Body has at any time challenged or questioned the legal right of the Company to conduct its business and operations as presently or previously conducted.

Section 3.22. Accounts Receivable, Customers and Inventory.

(a)                                  Section 3.22(a) of the Disclosure Schedules sets forth a list of all Accounts Receivable of the Company as of the date of the Current Balance Sheet, together with a range of days elapsed since invoice.  All of such Accounts Receivable represent valid obligations arising from sales actually made or services actually performed by the Company in the Ordinary Course of Business, are carried at values determined in accordance with GAAP consistently applied, and are current and collectible (and within 180 days of the Closing Date will be collected in full without any setoff) except to the extent of reserves therefor set forth in the Current Balance Sheet or, for receivables arising subsequent to the date of the Current Balance Sheet, as reflected on the books and records of the Company (which are prepared in accordance with GAAP), as applicable.  No Person has any Encumbrance on any Accounts Receivable of the Company and no request or agreement for deduction or discount has been made with respect to any of such Accounts Receivable.

(b)                                 All raw materials, components and other parts, work-in-process, finished goods and all other inventory whether on hand, on order or in transit (collectively, the “Inventories”) reflected on the Current Balance Sheet or on the accounting records of the Company as of the Closing Date, or thereafter acquired by the Company (and not subsequently disposed of in the Ordinary Course of Business), are sufficient for the requirements of the business of the Company in the ordinary course and consist of items of a quality and quantity which are merchantable and fully usable in the normal course of such business.  The values at which such Inventories are carried on the Current Balance Sheet or on the accounting records of the Company as of the Closing Date reflect the normal inventory valuation policy of the Company (including the writing down of or reserving against the value of slow-moving or obsolete inventory) and state Inventory at the lower of cost or market (on a first-in, first-out method) in accordance with GAAP, consistently applied.  All the Inventory is located at Woodinville, Washington.

(c)                                  Section 3.22(c) of the Disclosure Schedules sets forth the customers of the Company, as well as the aggregate dollar amount of business between each customer and the Company, from December 31, 2002 to June 30, 2005.  The Company has not received any customer complaint that the Company has not been able to address to the satisfaction of the complainant, and no purchaser or recipient of any Company Product has rejected or returned such Company Product.

Section 3.23. Minute Books.  The minutes of the Company, made available to counsel for Parent, are the only minutes of the Company and contain accurate and complete summaries of all meetings of, and corporate action taken by, the board of directors (or committees thereof) and the stockholders (or committees thereof) of the Company, including each action by written consent, since the inception of the Company.  No significant action has been taken by the Company which is not reflected in such minutes.  All such minutes shall be available at the Company’s primary business facility on the Closing Date or at such other location as Parent shall request.

Section 3.24. Environmental Matters.

(a)                                  The Company now is, and at all times has been, in compliance with, and has not been and is not in violation of or liable under, any Environmental Law.  The Company has no basis to expect, nor has the Company or any other Person for whose conduct the Company is or may be held to be responsible received, any actual or threatened order, notice or other communication from (i) any Governmental Body or private citizen acting or purporting to act in the public interest, or (ii) the current or prior owner or operator of any Facilities, in each case of any actual or potential violation or failure to comply with any Environmental Law, or of any actual or threatened obligation to undertake or bear the cost of any Environmental, Health and Safety Liabilities with respect to any Environmental Property, or with respect to any such Environmental Property at or to which Hazardous Materials were generated, manufactured, refined, transferred, imported, used or processed by the Company or any other Person for whose conduct the Company is or may be held responsible, or from which Hazardous Materials have been transported, treated, stored, handled, transferred, disposed, recycled or received.

(b)                                 There are no pending or, to the Knowledge of the Company, threatened claims, Encumbrances, or other restrictions of any nature resulting from any Environmental, Health and Safety Liabilities or arising under or pursuant to any Environmental Law with respect to or affecting any Environmental Property.

(c)                                  The Company has no Knowledge of or any basis to expect, nor has it or any other Person for whose conduct it is or may be held responsible, received, any citation, directive, inquiry, notice, Order, summons, warning or other communication that relates to Hazardous Activity, Hazardous Materials, or any alleged, actual, or potential violation or failure to comply with any Environmental Law, or of any alleged, actual, or potential obligation to undertake or bear the cost of any Environmental, Health and Safety Liabilities with respect to any Environmental Property, or with respect to any property or facility to which Hazardous Materials generated, manufactured, refined, transferred, imported, used or processed by the Company or any other Person for whose conduct it is or may be held responsible, have been transported, treated, stored, handled, transferred, disposed, recycled or received.

(d)                                 Neither the Company nor any other Person for whose conduct the Company is or may be held responsible has any Environmental, Health and Safety Liabilities with respect to any Environmental Property.

(e)                                  There are no Hazardous Materials present on or in the Environment at any Facility, including any Hazardous Materials contained in barrels, aboveground or underground storage tanks, landfills, land deposits, dumps, equipment (whether movable or fixed) or other containers, either temporary or permanent, and deposited or located in land, water, sumps, or any other part of the Facility or such adjoining property, or incorporated into any structure therein or thereon.  Neither the Company nor any other Person for whose conduct the Company is or may be held responsible, nor to the Knowledge of the Company any other Person, has permitted or conducted, or is aware of, any Hazardous Activity conducted with respect to Environmental Property, except in full compliance with all applicable Environmental Laws.

(f)                                    There has been no Environmental Release or, to the Knowledge of the Company, threat of Environmental Release, of any Hazardous Materials at or from any Facility or at any other location where any Hazardous Materials were generated, manufactured, refined, transferred, produced, imported, used, or processed from or by any Facility, or from any other Environmental Property, or to the Knowledge of the Company any geologically or hydrologically adjoining property, whether by the Company or any other Person.

(g)                                 The Company has delivered to Parent true and complete copies and results of any reports, studies, analyses, tests, or monitoring possessed or initiated by the Company pertaining to Hazardous Materials or Hazardous Activities in, on, or under the Facilities or any other Environmental Property, or concerning compliance, by the Company or any other Person for whose conduct the Company is or may be held responsible, with Environmental Laws.

Section 3.25. Brokers’ and Finders’ Fees.  Except as disclosed on Section 3.25 of the Disclosure Schedules, the Company has not incurred, nor will it incur, directly or indirectly,

any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or any Transaction.

Section 3.26. Employee Benefit Plans and Compensation.

(a)                                  Definitions.  For all purposes of this Section 3.26 only, the following terms shall have the following respective meanings:

(i)                                     “Affiliate” means any other Entity under common control with the Company within the meaning of Section 414(b), (c), (m) or (o) of the Code, and the regulations issued thereunder.

(ii)                                  “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

(iii)                               “DOL”  means the United States Department of Labor.

(iv)                              “Employee” means any current or former employee, consultant or director of the Company or any Affiliate.

(v)                                 “Employment Agreement” means each management, employment, severance, consulting, relocation, repatriation, expatriation, visas, work permit or other agreement, or contract between the Company or any Affiliate and any Employee.

(vi)                              “FMLA” means the Family Medical Leave Act of 1993, as amended.

(vii)                           “Pension Plan” means each Company Employee Plan which is an “employee pension benefit plan” (within the meaning of Section 3(2) of ERISA).

(b)                                 Schedule.  Section 3.26(b) of the Disclosure Schedules contains an accurate and complete list of each Company Employee Plan and each Employment Agreement.  The Company has no plan or commitment to establish any new Company Employee Plan or Employment Agreement, to modify any Company Employee Plan or Employment Agreement, or to enter into any Company Employee Plan or Employee Agreement.  Section 3.26(b) of the Disclosure Schedules also sets forth a table setting forth the name, annual salary and, if applicable, bonus, of each director, officer and employee of the Company, and the name of each consultant of the Company.

(c)                                  Documents.  The Company has provided to Parent correct and complete copies of (i) all documents embodying each Company Employee Plan and each Employment Agreement (including all Amendments thereto) and all related trust documents, administrative service agreements, group annuity contracts, group insurance contracts, and policies pertaining to fiduciary liability insurance covering the fiduciaries for each Plan, (ii) the most recent annual actuarial valuations, if any, prepared for each Company Employee Plan, (iii) the three (3) most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Company Employee Plan. (iv) if the Company Employee Plan is funded, the most recent annual and periodic accounting of Company Employee Plan assets, (v) the most recent summary plan description, together with the summary(ies) of material modifications thereto, if any, required under ERISA with respect to each Company Employee Plan, (vi) all IRS determination, opinion, notification and advisory letters, and all applications and correspondence to or from the IRS or the DOL with respect to any such application or letter, (vii) all communications material to any Employee or Employees relating to any Company Employee Plan and any proposed Company Employee Plans, in each case, relating to any Amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other Events which would result in any material liability to the Company, (viii) all correspondence to or from any Governmental Body relating to any Company Employee Plan, (ix) all COBRA forms and related notices (or such forms and notices as required under comparable Law), (x) the three (3) most recent plan years discrimination tests for each Company Employee Plan, and (xi) all registration statements, annual reports (Form 11-K and all attachments thereto) and prospectuses prepared in connection with each Company Employee Plan.

(d)                                 Employee Plan Compliance.  Except as set forth in Section 3.26(d) of the Disclosure Schedules, (i) the Company has performed in all material respects all obligations required to be performed by it under, is not in default or Breach of, and has no Knowledge of any default or Breach by any other party to each Company Employee Plan, and each Company Employee Plan has been established and maintained in all material respects in accordance with its terms and in compliance with all applicable Laws, including ERISA and the Code, (ii) each Company Employee Plan intended to qualify under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code has either received a favorable determination, opinion, notification or advisory letter from the IRS with respect to each such Company Employee Plan as to its qualified status under the Code, including all amendments to the Code effected by the Tax Reform Act of 1986 and subsequent legislation, or has remaining a period of time under applicable Treasury regulations or IRS pronouncements in which to apply for such a letter and make any amendments necessary to obtain a favorable determination as to the qualified status of each such Company Employee Plan, (iii) no “prohibited transaction” (within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA) and not otherwise exempt under Section 4975 of the Code or Section 408 of ERISA (or any administrative class exemption issued thereunder) has occurred with respect to any Company Employee Plan, (iv) there are no Actions pending, or, to the Knowledge of the Company, threatened or reasonably anticipated (other than routine claims for benefits), against any Company Employee Plan or against the assets of any Company Employee Plan, (v) each Company Employee Plan (other than any stock option plan) can be amended, terminated or otherwise discontinued after the Effective Time, without material liability to Parent, the Surviving Corporation, the Company or any of its Affiliates (other than ordinary administration expenses), (vi) there are no Actions pending or, to the Knowledge of the Company or any Affiliates, threatened by the IRS or DOL with respect to any Company Employee Plan, and (vii) neither the Company nor any Affiliate is subject to any penalty or tax with respect to any Company Employee Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code.

(e)                                  No Pension Plans.  Neither the Company nor any Affiliate has ever maintained, established, sponsored, participated in, or contributed to, any (i) Pension Plans subject to Title IV of ERISA or Section 412 of the Code; (ii) “multiemployer plan” within the meaning of Section (3)(37) of ERISA; or (iii) multiemployer plan, or to any plan described in Section 413 of the Code.

(f)                                    No Post-Employment Obligations.  No Company Employee Plan provides, or reflects or represents any liability to provide, retiree life insurance, retiree health or other retiree employee welfare benefits to any person for any reason, except as may be required by COBRA or other applicable statute, and the Company has never represented, promised or contracted (whether in oral or written form) to any Employee (either individually or to Employees as a group) or any other person that such Employee(s) or other person would be provided with retiree life insurance, retiree health or other retiree employee welfare benefit, except to the extent required by statute and described in Section 3.26(f) of the Disclosure Schedules.

(g)                                 Health Care Compliance.  Neither the Company nor any Affiliate has, prior to the Effective Time and in any respect, violated any of the health care continuation requirements of COBRA, the requirements of FMLA, the requirements of the Health Insurance Portability and Accountability Act of 1996, the requirements of the Women’s Health and Cancer Rights Act of 1998, the requirements of the Newborns’ and Mothers’ Health Protection Act of 1996, or any amendment to each such act, or any similar provisions of state law applicable to its Employees.

(h)                                 Effect of Transaction.

(i)                                     Except as set forth on Section 3.26(h) of the Disclosure Schedules, the execution of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Company Employee Plan, Employment Agreement, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of Debt, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Employee.

(ii)                                  Except as set forth on Section 3.26(h) of the Disclosure Schedules, no payment or benefit which will or may be made by the Company or its Affiliates with respect to any Employee or any other “disqualified individual” (as defined in Code Section 280G and the regulations thereunder) will be characterized as a “parachute payment,” within the meaning of Section 280G(b)(2) of the Code.

(i)                                     Employment Matters.  The Company (i) is in compliance with all applicable foreign, federal, state and local Laws respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to Employees, (ii) has withheld and reported all amounts required by law or by agreement to be withheld and reported with respect to wages, salaries and other payments to Employees, (iii) is not liable for any arrears of wages or any Taxes or any penalty for failure to comply with any of the foregoing, (iv) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Body, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be made in the Ordinary Course of Business), and (v) has taken all actions necessary to comply with any applicable Law in connection with the Company’s employment of its employees and any terminations of employment contemplated by this Agreement or the Merger, including the WARN Act, and has paid, or adequately reserved against in the Current Balance Sheet, all amounts required to be paid under any applicable Law, including the WARN Act and any similar state laws, as a result of the termination or layoff of any employee of the Company who is not a Transferred Employee in connection with the Merger.  There are no pending or, to the Knowledge of the Company threatened or reasonably anticipated, Actions against the Company under any worker’s compensation policy or long-term disability policy.

(j)                                     Labor.  No work stoppage or labor strike against the Company or, to the Company’s Knowledge, its material suppliers, manufacturers and other contractors is pending, threatened or reasonably anticipated.  There are neither any activities nor proceedings of any labor union to organize any Employees, nor have there ever been.  There are no Actions, labor disputes or grievances pending, threatened or reasonably anticipated relating to any labor, safety or discrimination matters involving any Employee, including charges of unfair labor practices or discrimination complaints.  Neither the Company nor any of its Affiliates has engaged in any unfair labor practices within the meaning of the National Labor Relations Act.  The Company is not presently, nor has been in the past, a party to, or bound by, any collective bargaining agreement or union contract with respect to Employees, and no collective bargaining agreement is being negotiated by the Company.

(k)                                  No Interference or Conflict.  To the Knowledge of the Company, no Equity Holder, officer, director, employee or consultant of the Company is obligated under any Contract subject to any Order of any court or administrative agency that would interfere with such Person’s efforts to promote the interests of the Company or that would interfere with the Company’s business.  Neither the execution nor delivery of this Agreement or any Related Agreement, nor the carrying on of the Company’s business and operations as presently conducted or proposed to be conducted, nor any activity of such officers, directors, employees or consultants in connection with the carrying on of the Company’s business as presently conducted or currently proposed to be conducted, will conflict with or result in a Breach of the terms, conditions or provisions of, or constitute a default under, any Contract under which any of such officers, directors, employees or consultants is now bound.

(l)                                     Company Option Plan Adoption.  The stockholders of the Company approved the establishment of the Company Option Plan, and each material amendment (within the meaning of Rule 4350 of the Marketplace Rules of The NASDAQ Stock Market, Inc., and IM-4350-5 thereunder) thereto, at a meeting duly noticed and duly held, and the minutes of such meeting have been filed with the minutes of the proceedings of the stockholders of the Company.  Such minutes are the only minutes of such stockholders, or any committee thereof, relating to the Company Option Plan.  The resolutions adopted at such meeting are in full force and effect, and no action has been taken or is pending for the purpose of revoking, rescinding, annulling, repealing, correcting, changing, amending or otherwise modifying any of such resolutions.

Section 3.27. Insurance.  Section 3.27 of the Disclosure Schedules lists all insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and directors of the Company.  There is no claim by the Company pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds.  All premiums due and payable under all such policies and bonds have been paid, and the Company and its affiliates are otherwise in material compliance with the terms of such policies and bonds (or other policies and bonds providing substantially similar insurance coverage). The Company has no Knowledge of any threatened termination of, or premium increase with respect to, any of such policies.

Section 3.28. Compliance With Laws; Relations With Governmental Entities.  The Company has complied with, is not in violation of, and has not received any notices of violation with respect to, any Law.  Neither the Company, nor the Key Stockholder, nor to the Knowledge of the Company, any Representative of the Company (or Representatives or other Persons acting on the express, implied or apparent authority of the Company), has paid, given or received, or offered or promised to pay, give or receive, any bribe or other unlawful payment of money or other thing of value, any unlawful discount, or any other unlawful inducement, to or from any Person or Governmental Body anywhere worldwide in connection with or in furtherance of the business of the Company (including any offer, payment or promise to pay money or other thing of value (a) to any foreign official, political party (or official thereof) or candidate for political office for the purposes of influencing any act, decision or omission in order to assist the Company in obtaining business or orders for or with, or directing business to, any Person, or (b) to any Person while knowing that all or a portion of such money or other thing of value will be offered, given or promised to any such official or party for such purposes).  The business of the Company is not in any manner dependent upon the making or receipt of such payments, discounts or other inducements.  Neither the Company nor the Key Stockholder has otherwise taken any action that would cause the Company to be in violation of the Foreign Corrupt Practices Act of 1977, as amended, or any applicable Laws of similar effect.

Section 3.29. Warranties.  All Company Products and services provided by the Company are sold, licensed or otherwise provided pursuant to terms that include (a) a disclaimer of all warranties, express or implied, including those of merchantability, fitness for a particular purpose and non-infringement, (b) a disclaimer of all consequential damages arising from the use or possession of the product or use or provision of the services, regardless of whether such liability is based on tort, contract or otherwise, and (c) language stating that if the foregoing disclaimers are held to be unenforceable, the Company’s maximum liability shall not exceed the amount of money(ies) paid for such product(s).

Section 3.30. Complete Copies of Materials.  The Company has delivered true and complete copies of each document (or summaries of same) that has been requested by Parent or its counsel.

Section 3.31. Customer Relations.  Set forth in Section 3.31 of the Disclosure Schedules is a list of customers of the Company which accounted for 10% or more of the net revenue of the Company, taken as a whole, for the fiscal year ended December 31, 2004 and the six month period ending June 30, 2005.  None of the clients listed in Section 3.31 of the Disclosure Schedules has registered any material complaint regarding the services rendered by the Company, indicated any desire or intention to reduce the level of services under any Contract with the Company, or stated verbally or in writing any intention to terminate any Contract with the Company.

Section 3.32. Parent Stock Ownership.  Neither the Company nor the Key Stockholder owns any shares of Parent Common Stock or other securities convertible into Parent Common Stock.

Section 3.33. Representations Complete.  None of the representations or warranties made by the Company, the Key Stockholder, any other Equity Holder nor any financial statement, other written financial information or statements made in any Exhibit, Schedule or certificate furnished by the Company, the Key Stockholder pursuant to this Agreement or any Related Agreement, or furnished in or in connection with documents mailed or delivered to the Stockholders for use in soliciting their consent to this Agreement and the Merger, contains or will contain at the Effective Time any untrue statement of a material fact or omits or will omit at the Effective Time to state any material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading.  The Company has conducted a comprehensive investigation to ensure the accuracy of the preceding sentence.  The financial projections relating to the Company that were delivered to Parent prior to the date of this Agreement (“Financial Projections”) constitute a reasonable estimate of the information purported to be shown therein.  The Company prepared such projections in good faith based upon reasonable assumptions, and believes that there is a reasonable basis for such projections.  The Company has no Knowledge of any fact or information that would lead it to believe that the Financial Projections are misleading in any respect.

Section 3.34. Equity Ownership.  Each Equity Holder hereby severally represents and warrants to Parent and Merger Sub that it is the sole record and beneficial owner of the Securities of the Company in the amount set forth next to its name in the Capitalization and Payment Table, and such Securities are to be sold pursuant to this Agreement.  Such Securities are not subject to any Encumbrance of any kind or nature.  There are no Commitments or Contracts of any character, written or oral, to which any Equity Holder is a party or by which it or any of its Properties is bound obligating such Equity Holder to issue, Transfer, repurchase or redeem, or cause to be issued, Transferred, sold, repurchased or redeemed, any Securities or obligating such Equity Holder to grant or enter into any such Commitment or Contract.  Each Equity Holder has good and valid title to, and has the sole right to Transfer or Encumber (if applicable), any Securities of the Company.  Such interests constitute all Securities of the Company owned, beneficially or of record, by each such Equity Holder.  The Company will receive good title to such Securities, subject to no Encumbrance (other than federal and state securities laws) retained, granted or permitted by any Equity Holder.

ARTICLE IV
PARENT AND MERGER SUB
REPRESENTATIONS AND WARRANTIES

Parent and Merger Sub, jointly and severally, represent and warrant to the Company that the statements contained in this ARTICLE IV are true, correct and complete as of the date of this Agreement and as of the Closing Date.

Section 4.1. Entity Status.  Parent and Merger Sub are each an entity duly incorporated, validly existing, and in good standing under the Laws of the jurisdiction of its incorporation and there is no pending or, to Parent’s and Merger Sub’s Knowledge, threatened, Action for their dissolution, liquidation, or insolvency.

Section 4.2. Power and Authority; Enforceability.  Parent and Merger Sub each have the relevant corporate power and authority to execute and deliver each Transaction Document to which it is party, and to perform and consummate the Transactions.  Parent and Merger Sub each have taken all action necessary to authorize the execution and delivery of each Transaction Document to which it is party, the performance of its obligations thereunder, and the consummation of the Transactions.  Each Transaction Document to which Parent and Merger Sub are a party has been duly authorized, executed, and delivered by, and is Enforceable against, Parent and Merger Sub.

Section 4.3. No Violation.  The execution and delivery of the Transaction Documents and the performance and consummation of the Transactions by Parent and Merger Sub will not: (i) Breach any Law or Order to which Parent or Merger Sub is subject or any provision of its Organizational Documents; (ii) Breach any Contract, Order, or Governmental Permit to which Parent or Merger Sub is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Encumbrance upon any of its assets); or (iii) require any Consent from a third party, other than Consents which have been obtained.

Section 4.4. Brokers’ Fees.  Neither Parent nor Merger Sub has Liability to pay any compensation to any broker, finder, or agent with respect to the Transactions for which any Equity Holder could become Liable.

Section 4.5. Merger Sub.  Merger Sub has been formed for the sole purpose of effecting the Merger and, except as contemplated by this Agreement, Merger Sub has not conducted any business activities.  Parent directly owns all of the issued and outstanding shares of capital stock of Merger Sub.

ARTICLE V
COVENANTS RELATED TO CONDUCT OF BUSINESS

Section 5.1. Conduct of Business of the Company Until Closing.  The Company hereby covenants and agrees that, from the date of this Agreement until the Closing or the earlier termination of this Agreement, unless otherwise expressly contemplated by this Agreement or consented to in advance and in writing by Parent, the Company shall carry on its businesses only in the Ordinary Course of Business, use its best efforts to preserve intact its business organization and assets, maintain its rights and franchises, retain the services of its officers and employees and maintain its relationships with customers, suppliers, licensors, licensees and others having business dealings with it, and use its best efforts to keep in full force and effect liability insurance and bonds comparable in amount and scope of coverage to that currently maintained. Without limiting the generality of the foregoing, subject to applicable Laws, without the prior written consent of Parent, the Company shall not:

(a)                                  (i) increase in any manner the compensation or fringe benefits of, or pay any bonus to, any director, officer or employee; (ii) grant any severance or termination pay to, or enter into any severance agreement with, any director, officer or employee, or enter into any employment agreement with any director, officer or employee; (iii) establish, adopt, enter into or amend any Employee Benefit Plan or other arrangement, except as may be required to comply with applicable Law; (iv) pay any benefit not provided for under any Employee Benefit Plan or other arrangement; (v) grant any awards under any bonus, incentive, performance or other compensation plan or arrangement or Employee Benefit Plan or other arrangement (including the grant of stock options, stock appreciation rights, stock based or stock related awards, performance units or restricted stock, or the removal of existing restrictions in any Employee Benefit Plan or other arrangement or agreement or awards made thereunder); (vi) take any action to fund or in any other way secure the payment of compensation or benefits under any Employee Agreement; (vii) promote or fire any director, officer or managerial employee; or (viii) change, alter or enter into any employment agreement or consulting agreement;

(b)                                 declare, set aside or pay any dividend on, or make any other distribution in respect of, outstanding shares of capital stock;

(c)                                  (i) redeem, purchase or otherwise acquire any Company Shares or any Commitments of the Company; (ii) effect any reorganization, recapitalization, merger or share exchange; or (iii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock;

(d)                                 issue, deliver, award, grant or sell, or authorize (by Contract or otherwise) the issuance, delivery, award, grant or sale (including the grant of any limitations in voting rights or other Encumbrances) of, any Company Shares (including shares held in treasury) or other Equity Interests in or Securities of the Company, or Commitments for Company Shares or other Equity Interests in or Securities of the Company (except for the issuance or sale of Company Shares pursuant to outstanding Commitments disclosed in the Disclosure Schedules), or Amend the terms of any such Commitments the effect of which shall be to make such terms more favorable to the holders thereof or less favorable to the Company;

(e)                                  acquire or agree to acquire, by merging or consolidating with, by purchasing an Equity Interest in or a portion of the assets of, or by any other manner, any business or any Entity or division thereof, or otherwise acquire or agree to acquire any assets of any other Person (other than the purchase of assets from suppliers or vendors in the Ordinary Course of Business);

(f)                                    enter into any new real property, personal property or building Lease or Amend any existing Lease or Contract involving personal property that has the effect of increasing the Company’s Liabilities or diminishing its rights, powers or privileges thereunder;

(g)                                 Amend, or propose or take any action to Amend, any of its Organizational Documents;

(h)                                 make or rescind any express or deemed election relating to Taxes, settle or compromise any Action or controversy relating to Taxes, or change any of its methods of reporting income or deductions for federal income Tax purposes from those employed in the preparation of the federal income Tax Returns;

(i)                                     make or agree to make any new capital expenditures which exceed, individually or in the aggregate, $10,000;

(j)                                     Transfer, Encumber or license, or agree to Transfer, Encumber or license, any of its Property, except for Transfers, Encumbrances and licenses made in the Company’s Ordinary Course of Business;

(k)                                  (i) incur any Debt or Capital Lease Obligation, or Guarantee any Debt or Capital Lease Obligation of another Person, except for borrowings incurred in the Ordinary Course of Business pursuant to Contracts set forth on the Disclosure Schedules, or (ii) make any loans, advances or capital contributions to, or investments in, or purchase any Securities of, any other Person, except travel, expense and payroll advances made to employees in the Ordinary Course of Business;

(l)                                     pay, discharge, settle or satisfy any Liabilities, other than (i) payments, discharges or satisfactions of obligations in the Ordinary Course of Business which are materially in accordance with their terms or liabilities reflected or reserved against in the Financials or (ii) payments on the Company’s Debt after providing notice to Parent, or waive any material benefits of, or Amend or agree to Amend in any material respect, any confidentiality, standstill or similar agreements to which the Company is a party, or (iii) Expenses pursuant to Section 11.10;

(m)                               waive, release or assign any rights or claims, or Amend or terminate any Contract, to which the Company is a party or of which the Company is a beneficiary;

(n)                                 make any change in any method of accounting or accounting practice or policy other than those required by GAAP or a Governmental Body;

(o)                                 take any action or fail to take any action that could reasonably be expected to have an adverse effect on the Company prior to the Merger or an adverse effect on the Surviving Corporation or Parent after the Merger, or that would adversely affect the ability of the Company prior to the Merger, or Parent or the Surviving Corporation after the Merger, to obtain Consents of third parties or Governmental Permits;

(p)                                 collect Accounts Receivable or pay accounts payable other than consistent with past practice and in the Ordinary Course of Business;

(q)                                 enter into or make any Contract or Commitment with, or Amend any existing Contract or Commitment with, any Related Party; or

(r)                                    take, propose to take, or commit or agree in writing or otherwise to take, any of the actions described in Section 5.1(a) through (q), or any actions which would, individually or taken together, make any of the representations or warranties made in Section 3.1 through Section 3.33, or otherwise made by the Company in this Agreement or any Related Agreement, untrue, misleading, incomplete or incorrect.

Section 5.2. Reasonable Efforts and Further Assurances.

(a)           Subject to the terms and conditions of this Agreement, each of Parent and the Company shall (i) obtain (and cooperate with the other Party to obtain) any Consent or Governmental Permit of, or any exemption by, any Governmental Body and any other third party which is required to be obtained by the Company or Parent or any of their respective Subsidiaries (if any) in connection with the Transactions, and to comply with the terms and conditions of any such Consent or Governmental Permit, (ii) obtain from any Governmental Bodies any material licenses or novation agreements, if any, required to be obtained or made by Parent, Merger Sub, or the Company, in connection with the authorization, execution and delivery of this Agreement and the consummation of the Transactions and (iii) make all necessary filings, and thereafter making any other required submissions, with respect to this Agreement and the consummation of the Transactions required under any other applicable Law; provided that Parent and the Company shall cooperate with each other in connection with the making of all such filings and submissions, including providing copies of all such documents to the non filing party and its advisors prior to filing and discussing all reasonable additions, deletions or changes suggested in connection therewith.  The Company, Parent and Merger Sub shall furnish to each other all information, including regarding itself and its Affiliates and Representatives, required for any application or other filing to be made pursuant to applicable Law in connection with the transactions contemplated by this Agreement.

(b)           In the event that the Company and Parent fail to obtain any Governmental Permit, the Company shall take any such actions reasonably requested by Parent to minimize any adverse effect upon the Company and Parent and their respective Subsidiaries and their respective businesses and operations, which could reasonably be expected to result after the Closing from the failure to obtain such Governmental Permit.

(c)           Subject to the terms and conditions of this Agreement, each of Parent and the Company shall use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective, as soon as practicable after the date of this Agreement, the Transactions, including using commercially reasonable efforts to lift or rescind any injunction or restraining order or other Order adversely affecting the ability of such Party to consummate the Transactions, and use commercially reasonable efforts to defend any Action seeking to enjoin, prevent or delay the consummation of the Transactions or seeking material damages.

Section 5.3. Certain Tax Matters.  From the date hereof until the Closing, the Company (a) will prepare and timely file with the relevant Governmental Bodies all Tax Returns required to be filed by the Company during such period (“Post Signing Returns”), which Post Signing Returns shall be complete and accurate in all material respects, (b) will timely pay all Taxes due and payable with respect to such Post Signing Returns, (c) will pay or otherwise make adequate provision for all Taxes payable by the Company for which no Post Signing Return is due prior to the Closing, and (d) will promptly notify Parent of any Action pending against or with respect to the Company in respect of any Taxes.  The Company shall submit each Tax Return described in clause (a) of the preceding sentence to Parent at least fifteen business days prior to the date on which such Tax Return is to be filed, and the Company shall not file such Tax Return without Parent’s prior approval.  Each such Tax Return shall be prepared and filed in a manner consistent with past practice and, on such Tax Return, no position shall be taken, election made or method adopted that is inconsistent with positions taken, elections made or methods used in preparing and filing similar Tax Returns in prior periods. Without limiting the generality of the foregoing, the Company shall not, in any such Tax Return, adopt a new position, election or method that would have the effect of (i) deferring income from periods or portions of periods ending on or before the Closing Date to periods or portions of periods commencing after the Closing Date or (ii) accelerating deductions from periods or portions of periods commencing after the Closing Date to periods or portions or periods ending on or before the Closing Date.

Section 5.4. Access to Information.

(a)           Between the date hereof and the Effective Time, the Company shall give to Parent and Merger Sub and their authorized Representatives reasonable access to all employees, consultants, contractors, offices, warehouses, properties and other facilities and to all books and records of such Company and will permit Parent and Merger Sub to make such reasonable inspections and reasonable investigations as Parent and Merger Sub may from time to time in their sole discretion require.  The Company shall cause its Representatives to furnish to Parent and Merger Sub such financial, accounting, tax, business and operating data and other information with respect to the business, operations, prospects, properties, and Representatives of such Company as Parent or Merger Sub may from time to time reasonably request.  Without limiting the generality of the foregoing, between the date hereof and the Closing Date, the Company shall permit Parent’s senior officers to meet with the chief financial officer, treasurer, controller and other officers of the Company responsible for the Financials, the internal controls of the Company and the disclosure controls and procedures of the Company to discuss such matters as Parent may deem reasonably necessary or appropriate for Parent to satisfy its obligations under Sections 302, 404 and 906 the Sarbanes-Oxley Act and any rules and regulations relating thereto

(b)           Each of Parent and Merger Sub will hold and will cause its authorized representatives to hold in confidence all documents and information concerning the Company furnished to Parent or Merger Sub in connection with the Transactions pursuant to the terms of that certain Non-Disclosure Agreement entered into between the Company and Parent dated as of May 4, 2005.

Section 5.5. No Solicitation.  Until the earlier of: (a) the Closing Date; and (b) the termination of this Agreement pursuant to its terms, the Company and the Key Stockholder shall not, and the Company and the Key Stockholder shall cause their respective Representatives not to, directly or indirectly: (i) initiate, solicit or encourage (including by way of furnishing information regarding the Company) any inquiries, or make any statements to third parties which may reasonably be expected to lead to any proposal concerning the sale of the Company, its businesses or its Property (whether by way of merger, purchase of capital shares, purchase of assets or otherwise) (each, a “Competing Transaction”); or (ii) hold any discussions or enter into any agreements with, or provide any information or respond to, any third party concerning a proposed Competing Transaction or cooperate in any way with, agree to, assist or participate in, solicit, consider, entertain, facilitate or encourage any effort or attempt by any third party to do or seek any of the foregoing.  If at any time prior to the earlier of (x) the Closing Date and (y) the termination of this Agreement pursuant to its terms, the Company or its Representatives are approached in any manner by a third party concerning a Competing Transaction (a “Competing Party”), the Company promptly shall inform Parent regarding such contact and furnish Parent with a copy of any inquiry or proposal, or, if not in writing, a description thereof, including the name of such Competing Party, and the Company shall keep Parent informed of the status and details of any future notices, requests, correspondence or communications related thereto.

Section 5.6. Public Announcements; Employee Announcements.

(a)           Each of Parent, Merger Sub and the Company will consult with one another before issuing any press release or otherwise making any public statements in respect of the Transactions and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law or by obligations pursuant to any listing agreement with the NASDAQ National Market, as determined by Parent.

(b)           Prior to the Effective Time, each of Parent, Merger Sub and the Company will consult with one another regarding any written and spoken statements to be made to the Company’s employees, consultants or independent contractors in respect of the Transactions, employee benefits, employee compensation and other transition and integration matters.  All written communications and formal oral presentations shall be mutually agreed upon by Parent and the Company prior to any such communication or presentation, and the Company shall not make any written or oral statements to employees, consultants or independent contractors inconsistent with the guidelines provided in conjunction with such consultation.

Section 5.7. Notification of Certain Matters.

(a)           The Company shall give prompt notice to Parent and Merger Sub, and Parent and Merger Sub shall give prompt notice to the Company, of (i) the occurrence or nonoccurrence of any fact or Event the occurrence or nonoccurrence of which would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate at or prior to the Effective Time, (ii) the discovery or receipt of information or knowledge concerning any fact or circumstance which would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate at or prior to the Effective Time, (iii) any failure of the Company, Parent or Merger Sub, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder, (iv) any notice or other communication from any third party alleging that the Consent of such third party is or may be required in connection with the Transactions, or (v) any facts or circumstances that could reasonably be expected to, individually or in the aggregate, result in a Material Adverse Effect; provided that with respect to any Event, information, knowledge, failure, notice or communication referred to in clauses (i) through (iv) next above, a Party shall not be required to provide notice pursuant to this Section 5.7 unless such Event, information, knowledge, failure, notice or communication, taken together with all other Events, information, knowledge, failures, notices or communications described but not previously notified pursuant to this Section 5.7, shall be material to Parent, Merger Sub, or the Company.  The delivery of any notice pursuant to this Section 5.7 shall not cure such Breach or non compliance or limit or otherwise affect the rights, obligations or remedies available hereunder to the Party receiving such notice.

(b)           From the date of this Agreement until the earlier of the Closing or the termination of the Agreement, the Company and Parent shall promptly notify each other in writing of any pending or, to the Knowledge of the Company or Parent, threatened action, proceeding or investigation by any Governmental Body or any other Person (A) challenging or seeking damages in connection with the Transactions, or (B) seeking to restrain or prohibit the consummation of the Transactions or otherwise limit the right of Parent or its Subsidiaries to own or operate all or any portion of the business or assets of the Company.

Section 5.8. Return of Company Property.  Unless otherwise mutually agreed by the Parties, prior to the Closing Date the Company shall cause its directors, officers, employees, independent contractors and consultants to return all property, equipment and assets of the Company in their possession or made available to them by the Company, including all leased property (collectively, the “Company Property”). The Company shall cause all Company Property to be onsite at the Company’s primary business facility on the Closing Date or at such other location as Parent shall request.

ARTICLE VI
CONDITIONS TO CLOSING

Section 6.1. Conditions to Obligations of Each Party Under This Agreement.  The respective obligations of each Party to effect the Closing and the Transactions shall be subject to the condition that no Governmental Body shall have enacted, issued, promulgated, enforced or entered any Law or Order (in each case, whether temporary, preliminary or permanent), which is in effect and which prevents or prohibits consummation of the Transactions.

Section 6.2. Additional Conditions to the Obligations of Parent and Merger Sub.  The respective obligations of Parent and Merger Sub to consummate the Transactions are subject to the fulfillment at or prior to the Closing of each of the following additional conditions, any or all of which may be waived in writing in whole or part by Parent, to the extent permitted by applicable Law:

(a)           Each of the representations and warranties of or in respect of the Company and the Key Stockholder contained in this Agreement shall be true and correct as of the date of this Agreement and shall be true and correct (except that where any statement in a representation or warranty expressly includes a “Material Adverse Effect” qualification or other materiality and Knowledge qualifications, such statement shall be true and correct in all respects giving effect to such standards) as of the Closing Date as though made as of the Closing Date, except for representations and warranties which address matters only as of a particular date, which representations and warranties shall be true and correct as of such date.

(b)           The Company shall have performed or complied in all material respects with all agreements and conditions contained herein required to be performed or complied with by them prior to or on the Closing Date.

(c)           (i) The Company shall have delivered to Parent a certificate, in substantially the form attached hereto as Exhibit D-1, dated as of the Closing Date, signed by the Chief Executive Officer, the President and the Director of Finance of the Company, certifying the fulfillment of the conditions specified in Section 6.2(a) and (b); and (ii) the Key Stockholder shall have delivered to Parent a certificate, in substantially the form attached hereto as Exhibit D-2, dated as of the Closing Date, signed by the Key Stockholder.

(d)           There shall not have occurred a Material Adverse Effect on the Company.

(e)           There shall be no pending or threatened Action (i) challenging or seeking to restrain or prohibit the consummation of the Transactions; (ii) relating to the Transactions and seeking to obtain from Parent, Merger Sub or the Company any damages that may be material to Parent, Merger Sub or the Company; (iii) seeking to prohibit or limit in any respect Parent’s ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the Company or the Surviving Corporation; (iv) which would have a Material Adverse Effect on the Company or a material adverse effect on Parent’s ability to operate the Surviving Corporation’s business, or to own, use and enjoy the Property of the Surviving Corporation, after the Merger; or (v) which, if adversely determined, could have a Material Adverse Effect on the Company or, after the Merger, Parent or the Surviving Corporation.

(f)            The Company, the Escrow Agent and the Stockholder Agent shall have entered into the Escrow Agreement, which shall be in full force and effect as of the Closing Date.

(g)           The Key Stockholder and EVault, Inc. shall have entered into the Voting Agreement, which shall be in full force and effect as of the Closing Date.

(h)           Stockholders holding 100% of the capital stock of the Company shall have approved this Agreement and the Merger and the transactions contemplated thereby.  No holder of capital stock of the Company shall have exercised or given notice of its intent to exercise appraisal rights or dissenter rights in accordance with applicable Law.

(i)            The Company and all Stockholders shall have delivered to Parent certificates representing all shares of the Company Stock, including shares issued upon the exercise of any Company Options on or prior to the Closing Date.

(j)            At the Closing, the Company shall have delivered or caused to be delivered to Parent all of the agreements, instruments and documents required to be delivered to Parent pursuant to the foregoing provisions of this Section 6.2, together with:

(i)            each Consent listed (or required to be listed) on Section 3.7 of the Disclosure Schedules;

(ii)           an affidavit described in Code Section 1445(b)(3);

(iii)          the written and, other than with reference to the consummation of the Merger, unconditional resignations of all of the current members of the board of directors and of the current officers of the Company, effective as of the Effective Time;

(iv)          the Capitalization and Payment Table, updated as of the Closing Date to the reasonable satisfaction of Parent;

(v)           a legal opinion of Davis Wright Tremaine LLP, counsel to the Company, in form and substance reasonably satisfactory to Parent and its legal counsel;

(vi)          certificates dated as of a date within a reasonable period of time prior to the Closing Date as to the good standing of the Company, executed by the appropriate officials of the State of Washington and each other jurisdiction in which the Company is licensed or qualified to do business as a foreign corporation, as specified in Section 3.1 of the Disclosure Schedules;

(vii)         agreements appointing the Stockholder Agent as agent and attorney-in-fact, executed each Equity Holder and B3 Consulting, in form and substance reasonably satisfactory to Parent and its legal counsel;

(viii)        a certificate signed by the secretary of the Company certifying, as complete and accurate as of the Closing Date, (i) the complete Organizational Documents of the Company, (ii) the resolutions or actions of each of the stockholders and the boards of directors of the Company approving the execution, delivery and performance of this Agreement and the Related Agreements and the consummation of the Transactions, (iii) the incumbency and signatures of the officers of the Company executing this Agreement and the Related Agreements, as applicable, and (iv) such other matters as Parent may reasonably request;

(ix)           the Option Amendment and Consent between the Company and each Cashed Out Option Holder that holds Company Options in substantially the form attached hereto as Exhibit E;

(x)            the Note and Warrant Amendment and Consent between the Company and each Note Holder in substantially the form attached hereto as Exhibit F;

(xi)           an Acknowledgment and Consent of B3 Consulting in substantially the form attached hereto as Exhibit G;

(xii)          an acknowledgment of receipt of payment from Ganapathy Krishnan with respect to the amount due to him in his capacity as a Special Payee, in form and substance reasonably acceptable to Parent;

(xiii)         a counterpart signature page to this Agreement, duly executed by any holder of a Company Option other than Cashed Out Option Holder who exercises a Company Option between the date hereof and the Effective Time, pursuant to which such holder will become a party to this Agreement as an Equity Holder; and

(xiv)        such other documents and instruments as Parent may reasonably request, each in form and substance satisfactory to Parent and its legal counsel and executed by the Company, the Stockholder Agent, the Equity Holders or the Special Payees.

Section 6.3. Additional Conditions to the Obligations of the Company.  The obligations of the Company to consummate the Transactions are subject to the fulfillment at or prior to the Closing of each of the following conditions, any or all of which may be waived in writing in whole or in part by the Company to the extent permitted by applicable Law:

(a)           All of the representations and warranties of Parent and Merger Sub in this Agreement shall have been true and correct in all Material respects (considered individually and collectively) as of the date of this Agreement and shall be true and correct in all Material respects as of the Closing Date.

(b)           Parent and Merger Sub shall have performed, in all Material respects (considered collectively and individually), all covenants and obligations in this Agreement required to be performed by Parent or Merger Sub as of the Closing Date.

(c)           Parent shall have delivered the Escrow Cash and the Expense Cash to the Escrow Agent pursuant to ARTICLE VII of this Agreement.

(d)           Parent, Merger Sub and the Escrow Agent shall have entered into the Escrow Agreement.

ARTICLE VII
SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION

Section 7.1. Survival of Representations, Warranties and Covenants.

(a)           The representations and warranties of the Company and the Equity Holders, as the case may be, contained in this Agreement, or in any certificate or other instrument delivered pursuant to this Agreement, shall remain in effect until, and will expire on the date which is the date eighteen (18) months following the Closing Date (the “Termination Date”), except that the representations contained in Section 3.2 (Subsidiaries), Section 3.3 (Capital Structure), Section 3.5 (Authority), Section 3.14 (Tax Matters), Section 3.16 (Title of Properties, Absence of Liens and Encumbrances; Condition of Equipment), Section 3.17 (Intellectual Property), Section 3.24 (Environmental Matters) and Section 3.34 (Equity Ownership) shall survive until the termination of the statute of limitations applicable to the subject matter of such representations.  Notwithstanding the foregoing:

(i)            the Termination Date shall not apply to claims based upon fraud or willful misrepresentation; and

(ii)           the representation, warranty, covenant or obligation that is the subject matter of a Claim Notice (as defined in Section 7.1(c)) shall not so expire with respect to such Claim Notice or any subsequent Claim Notice that is reasonably related to the subject matter of such Claim Notice, but rather shall remain in full force and effect until such time as each and every claim that is based upon, or that reasonably relates to, any breach or alleged breach of such representation, warranty, covenant or obligation and that is reasonably related to the subject matter of such Claim Notice or any such subsequent Claim Notice has been fully and finally resolved, either by means of a written settlement agreement executed on behalf of the

Stockholder Agent and the Indemnified Party or by the dispute resolution procedure set forth in Section 7.6.

(b)           The representations, warranties, covenants and obligations of the Company, the Key Stockholder and the other Equity Holders, as the case may be, and the rights and remedies that may be exercised by the Indemnified Parties, shall not be limited or otherwise affected by or as a result of any information furnished to, or any investigation made by or any knowledge of, any of the Indemnified Parties or any of their Representatives.

(c)           For purposes of this Agreement, a “Claim Notice” relating to a particular representation, warranty, covenant or obligation shall be deemed to have been given if any Indemnified Party, acting in good faith, delivers to the Stockholder Agent and, if a claim is to be made against the Escrow Fund, to the Escrow Agent a written notice stating that such Indemnified Party believes that there is or has been a possible breach of such representation, warranty, covenant or obligation and containing (i) a brief description of the circumstances supporting such Indemnified Party’s belief that there is or has been such a possible breach; and (ii) a non-binding, preliminary estimate of the aggregate dollar amount of the actual and potential Losses that have arisen and may arise as a direct or indirect result of such possible breach.

(d)           It is the intent of the Parties that all indemnification obligations under this ARTICLE VII shall apply without regard to whether or not (x) the indemnifying party was negligent or otherwise at fault in any respect with regard to the existence or occurrence of any of the matters covered by any such indemnification obligation or (y) the indemnifying party otherwise caused or created, or is claimed to have caused or created, the existence or occurrence of any of the matters covered by any such indemnification obligation, whether through its own acts or omissions or otherwise.  Notwithstanding the foregoing, the indemnification obligation of the indemnifying party shall be reduced to the extent that Parent or Merger Sub receives insurance proceeds or other payment from a third party that specifically covers the Damages for which the indemnifying party otherwise would be required to indemnify Parent and Merger Sub pursuant to this ARTICLE VII.  If Parent or Merger Sub receives insurance proceeds or other payment from a third party that specifically covers Losses for which one or more of the indemnifying parties previously paid Parent or Merger Sub pursuant to this ARTICLE VII, then Parent or Merger Sub shall refund to such indemnifying party an amount equal to the lesser of (i) the amount that such indemnifying party previously paid to Parent or Merger Sub relating to such Losses, or (ii) the amount of such insurance proceeds or other payment.

Section 7.2. Indemnification; Escrow Fund; Expense Fund.

(a)           The Equity Holders, the Stockholder Agent and B3 Consulting agree that from and after the Closing Date, the Equity Holders and B3 Consulting (together, the “Indemnifying Parties”) shall, subject to Section 7.3, indemnify and hold Parent and its officers, directors, Representatives and affiliates harmless against all Losses incurred by Parent, its Representatives or affiliates (including the Surviving Corporation) (collectively, the “Indemnified Parties”) directly or indirectly as a result of:

(i)            any inaccuracy or breach of a representation or warranty of the Company, the Key Stockholder or the other Equity Holders, as the case may be, contained in:

(A) this Agreement (without giving effect to any update of the Disclosure Schedules) both as of the date of this Agreement and as of the Closing Date as if made on and as of the Closing Date; (B) any of the Transaction Documents; or (C) or in any certificate, instrument or other document delivered by the Company, the Key Stockholder or the other Equity Holders, as the case may be, pursuant to the terms of this Agreement (without giving effect to any update of the Disclosure Schedules); or

(ii)           any failure by the Company, the Key Stockholder, the other Equity Holders or B3 Consulting to perform or comply with any covenant contained in the Transaction Documents.

(b)           As security for the indemnity provided to the Indemnified Parties in this Article VII and by virtue of this Agreement and the Certificate of Merger, Parent will deposit the Escrow Cash into the Escrow Fund.  The Escrow Fund shall be in existence immediately following the Closing Date and shall terminate, subject to the terms and conditions of Section 7.1(a), at 5:00 p.m., Pacific Time on the Termination Date.

(c)           As security for all out of pocket expenses reasonably incurred by the Stockholder Agent in the performance of its duties pursuant to this Agreement and the Escrow Agreement, Parent will deposit the Expense Cash into the Expense Fund.  The Expense Fund shall be in existence immediately following the Closing Date and shall terminate, subject to the terms and conditions of Section 7.1(a), at 5:00 p.m., Pacific Time, on the Termination Date.  The Expense Fund may be released, in whole or in part, solely upon written authority of the Stockholder Agent.

Section 7.3. Limitation on Indemnification.

(a)           Notwithstanding any provision of this Agreement to the contrary, after the Closing Date, the Indemnifying Parties shall have no obligation to indemnify any Indemnified Party until the aggregate of all Losses suffered by the Indemnified Parties exceeds $50,000 (the “Basket Amount”), in which case an Indemnified Parties shall be entitled to recover all Losses including the Basket Amount; provided, however, any amounts required to be paid resulting from any failure by the Company or the Key Stockholder to perform or comply with any covenant contained in the Transaction Documents shall not be subject to such Basket Amount; and provided further, however, that any Losses incurred by any Indemnified Party as a result of (i) any breach or inaccuracy of the representations contained in Section 3.25, or (ii) any fraudulent or willful breach by the Company or any Equity Holder of any representation or warranty contained in (A) this Agreement (without giving effect to any update of the Disclosure Schedules), (B) any of the Transaction Documents, or (C) in any certificate, instrument or other document delivered by the Company, the Key Stockholder, the other Equity Holders or the Special Payees pursuant to the terms of this Agreement (without giving effect to any update of the Disclosure Schedules), shall not be subject to such Basket Amount.

(b)           In the event any Indemnified Party shall suffer any Losses for which such Indemnified Party is entitled to indemnification under this ARTICLE VII, such Indemnified Party shall be entitled to recover such Losses by obtaining that amount of Escrow Cash equivalent in value (as determined in accordance with the terms and conditions of the Escrow

Agreement) to the aggregate amount of such Losses pursuant to the terms of the Escrow Agreement, and such recovery shall be made from the Escrow Fund.  As set forth in the Escrow Agreement and subject to Section 7.10, the Indemnifying Parties (other than the Key Stockholder) shall have no liability for Losses in excess of the Escrow Fund held under the Escrow Agreement; provided, however, that each Equity Holder shall be liable for Losses up to the total value of the Equity Consideration received by such Equity Holder for any breach by such Equity Holder of the representations set forth in Section 3.34 of this Agreement.  The Key Stockholder shall be liable for Losses but only up to the total value of the Stock Consideration received by the Key Stockholder, determined as of the Closing Date.  Any and all Losses incurred by an Indemnified Party shall first be recovered from the Escrow Fund to the extent Escrow Cash remains available.  Notwithstanding any other provision set forth herein, in the event of a breach of Section 3.34 of this Agreement by an Equity Holder, the Indemnified Party shall be entitled to recover the full amount of such Losses from the portion of the Escrow Cash that may be distributable on the Termination Date to the breaching Equity Holder, and if such amount is insufficient to cover all of such Losses: (i) from the remainder of the Escrow Cash that may be distributable on the Termination Date to all other Indemnifying Parties if the breaching Equity Holder has not signed this Agreement (either personally or through Ganapathy Krishnan as its attorney in fact), and (ii) only from the breaching Equity Holder up to the total value of such Equity Holder’s Equity Consideration if it has signed this Agreement (either personally or through Ganapathy Krishnan as its attorney in fact).

(c)           Subject to Section 7.8 and any claim based on the enumerated representations set forth in Section 7.1(a), no claim for indemnification hereunder or otherwise with respect to a breach of this Agreement may be made by any Indemnified Party after the Termination Date.

Section 7.4. Indemnification Procedures.  All claims for indemnification under this ARTICLE VII shall be asserted and resolved as follows:

(a)           Third-Party Claims.  In the event any Indemnified Party becomes aware of a third-party claim that Parent believes may result in a demand against the Escrow Fund or otherwise, Parent shall notify the Stockholder Agent of such claim, and the Stockholder Agent, as representative for the Indemnifying Parties, shall be entitled, at its expense, to participate in, but not to determine or conduct, the defense of such claim.  The Indemnified Parties shall have the right in their sole discretion to conduct the defense of and settle any such claim; provided, however, that except with the written consent of the Stockholder Agent, no settlement of any such claim with third-party claimants shall alone be determinative of the amount of Losses relating to such matter (and any dispute related thereto shall be resolved pursuant to the dispute resolution procedures described in Section 7.4(b) and Section 7.6).  In the event that the Stockholder Agent has consented to any such settlement, neither the Stockholder Agent nor any of the Indemnifying Parties, shall have the power or authority to object to the amount of any claim by any Indemnified Party against the Escrow Fund or otherwise with respect to such settlement.

(b)           Non-Third Party Claims.  In the event an Indemnified Party has a claim hereunder that does not involve a claim being asserted against or sought to be collected by a third party, the Indemnified Party shall with reasonable promptness send a Claim Notice with respect to such claim to the Stockholder Agent and, if the Indemnified Party intends to make a claim against the Escrow Fund, to the Escrow Agent.  If the Stockholder Agent does not notify the Indemnified Party within thirty (30) calendar days from the date of receipt of such Claim Notice that indemnifying party disputes such claim, the amount of such claim shall be conclusively deemed a liability of the indemnifying party hereunder.  In case the Stockholder Agent shall object in writing to any claim made in accordance with this Section 7.4(b), the Indemnified Party shall have fifteen (15) calendar days to respond in a written statement to the objection of the Stockholder Agent.  If after such fifteen (15) calendar day period there remains a dispute as to any claim, the parties shall attempt in good faith for sixty (60) calendar days to agree upon the rights of the respective parties with respect to each of such claims.  If the parties should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties.  If the parties do not so agree, the parties shall resolve such dispute pursuant to Section 7.6.  If the Indemnified Party is making a claim against the Escrow Fund, the Escrow Agent shall refrain from disbursing any portion of the Escrow Fund until resolution of such dispute pursuant to Section 7.6.

(c)           An Indemnified Party’s failure to give reasonably prompt notice to the indemnifying party of any actual, threatened or possible claim or demand which may give rise to a right of indemnification hereunder shall not relieve the indemnifying party of any liability which the indemnifying party may have to the Indemnified Party unless the failure to give such notice materially and adversely prejudiced the indemnifying party.

Section 7.5. Stockholder Agent.

(a)           Each of the Indemnifying Parties has irrevocably appointed and constituted the Stockholder Agent as their agent and attorney-in-fact to do the following: (i) with respect to all Indemnifying Parties (including the Key Stockholder), to give and receive notices and communications, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to claims made under this ARTICLE VII, and to take all actions necessary or appropriate in the judgment of the Stockholder Agent for the accomplishment of the foregoing, and (ii) with respect to Indemnifying Parties other than the Key Stockholder, to sign this Agreement and to agree to the transactions contemplated thereby, including, without limitation, the deposit of the Escrow Cash into the Escrow Fund, the use of the Escrow Cash as collateral to secure the rights of the Indemnified Parties under this ARTICLE VII in the manner set forth herein and in the Escrow Agreement, the deposit of the Expense Cash into the Expense Fund and the use of the Expense Cash to pay all out of pocket expenses reasonably incurred by the Stockholder Agent in the performance of its duties hereunder.  Such agency may be changed (whether pursuant to vacancy, removal or resignation) by the vote of a majority of the Indemnifying Parties from time to time upon not less than thirty (30) calendar days prior written notice to Parent, except for the agency described in clause (ii) in the preceding sentence, which may not be changed after the Closing Date.  No bond shall be required of the Stockholder Agent, and the Stockholder Agent shall receive no compensation for its services, except for (x) payment by the Indemnifying Parties of expenses, including fees of counsel, reasonably incurred by the Stockholder Agent in connection with the performance of its duties hereunder and (y) payment of any interest that accrues on the Escrow Cash and the Expense Cash during the Escrow Period and that is available for distribution to the Stockholder Agent at the end of the Escrow Period, pursuant to the terms of the Escrow Agreement.  Such expenses may be paid by the Indemnifying Parties out of (i) the Expense Fund at any time, solely at the discretion of the Stockholder Agent or (ii) the Escrow Fund, in full or in part, only after the Termination Date and only if Escrow Cash not subject to any Claim Notice exists in the Escrow Fund at that time to cover such payment.

(b)           The Stockholder Agent shall not be liable for any act done or omitted hereunder as Stockholder Agent while acting in good faith, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith.  The Indemnifying Parties shall severally indemnify the Stockholder Agent and hold such agent harmless against any loss, liability or expense incurred without bad faith on the part of the Stockholder Agent and arising out of or in connection with the acceptance or administration of the Stockholder Agent’s duties hereunder.  The Stockholder Agent may recover from the Expense Fund, all reasonable costs and expenses incurred by the Stockholder Agent in connection with the performance of his duties set forth in this Agreement.  If the Stockholder Agent incurs fees and expenses in excess of the Expense Fund, the Indemnifying Parties agree to pay all amounts requested by the Stockholder Agent within five (5) days of any such request.  Any such additional amounts in excess of the Expense Fund must be approved by the Indemnifying Parties representing a majority in interest of the Escrow Fund and shall be allocable among (and shall be paid by) the Indemnifying Parties based on their respective pro rata portions of the Expense Fund.  Subject to the prior right of the Parent to make claims for damages (including the limitations set forth in Section 7.5(a) above), the Stockholder Agent, with the consent of the Indemnifying Parties entitled to a majority in interest in the Escrow Fund, may recover from the Escrow Fund prior to any payment to the Indemnifying Parties, reasonable costs and expenses incurred by the Stockholder Agent in excess of the Expense Fund and in connection with the performance of his duties set forth in this Agreement.

(c)           A decision, act, consent or instruction of the Stockholder Agent shall constitute a decision of all Indemnifying Parties, and shall be final, binding and conclusive upon each Equity Holder, and Parent may rely upon any decision, act, consent or instruction of the Stockholder Agent taken in such manner as being the decision, act, consent or instruction of each and every Equity Holder.  Parent is hereby relieved from any liability to any person for any acts done by them in accordance with such decision, act, consent or instruction of the Stockholder Agent.

Section 7.6. Resolution of Conflicts.

(a)           Arbitration.  If no agreement can be reached after good faith negotiation between the parties pursuant to Section 7.4(b), either the Indemnified Party or the Stockholder Agent may, by written notice to the other, demand arbitration of the matter, which arbitration shall be conducted by a single arbitrator.  The Indemnified Party and the Stockholder Agent shall agree on the arbitrator, provided that if the Indemnified Party and the Stockholder Agent cannot agree on such arbitrator, either the Indemnified Party or the Stockholder Agent can request that Judicial Arbitration and Mediation Services (“JAMS”) select the arbitrator.  The arbitrator shall set a limited time period and establish procedures designed to reduce the cost and time for discovery while allowing the parties an opportunity, adequate in the sole judgment of the arbitrator, to discover relevant information from the opposing parties about the subject matter of the dispute.  The arbitrator shall rule upon motions to compel or limit discovery and shall have the authority to impose sanctions, including attorneys’ fees and costs, to the same extent as a court of competent law or equity, should the arbitrator determine that discovery was sought without substantial justification or that discovery was refused or objected to without substantial justification.  The decision of the arbitrator shall be written, shall be in accordance with applicable Law and with this Agreement, and shall be supported by written findings of fact and conclusion of law, which shall set forth the basis for the decision of the arbitrator.  The decision of the arbitrator as to the validity and amount of any claim in a Claim Notice shall be binding and conclusive upon the parties, and notwithstanding any other provision of this ARTICLE VII, the Escrow Agent, if applicable, and the parties shall be entitled to act in accordance with such decision and the Escrow Agent, if applicable, shall be entitled to make or withhold payments out of the Escrow Fund in accordance therewith.

(b)           Judgment; Arbitration Expenses.  Judgment upon any award rendered by the arbitrator may be entered in any court having jurisdiction.  Any such arbitration shall be held in San Diego, California under the commercial rules then in effect for JAMS.  The non-prevailing party to an arbitration shall pay its own expenses, the fees of the arbitrator, any administrative fee of JAMS, and the expenses, including attorneys’ fees and costs, reasonably incurred by the other Parties to the arbitration.

Section 7.7. No Contribution.  The Stockholder Agent waives, and acknowledges and agrees that it shall not, on behalf of the Indemnifying Parties, or otherwise, have and shall not exercise or assert (or attempt to exercise or assert), any right of contribution, right of indemnity or other right or remedy against the Surviving Corporation in connection with any indemnification or other rights any Indemnified Party may have under or in connection with this Agreement.

Section 7.8. Fraud; Willful Misrepresentation.  Notwithstanding any provision in this Agreement to the contrary, the liability of any Equity Holder (other than the Key Stockholder) for fraud or willful misrepresentation on the part of such Equity Holder shall not be limited as set forth above, and any claim with respect to such liability need not be presented within the time limits set forth in Section 7.1(a) and shall be subject only to applicable statutes of limitation.  Notwithstanding any provision in this Agreement to the contrary, the liability of the Key Stockholder for fraud or willful misrepresentation on the part of the Key Stockholder shall not be limited as set forth above, and any claim with respect to such liability need not be presented within the time limits set forth in Section 7.1(a) and shall be subject only to applicable statutes of limitation.  For purposes of this Agreement, any breach of the representations set forth in Section 3.17(l) of this Agreement that are qualified by “Actual Knowledge” shall be deemed a willful misrepresentation.

Section 7.9. Remedies Cumulative.  Subject to the limitations and qualifications set forth in this ARTICLE VII, the remedies provided herein shall be cumulative and shall not preclude the assertion by the parties hereto of any other rights or the seeking of any other remedies under applicable law (including rescission in the event of fraud) against the other parties, or their respective successors or assigns.

Section 7.10. Purchase Price Adjustment.  Any payments made pursuant to this ARTICLE VII shall be treated for tax purposes as an adjustment to the Purchase Price.

ARTICLE VIII
POST-CLOSING COVENANTS

Section 8.1. Company Intellectual Property.  Each of the Equity Holders and Special Payees agrees that, from and after the Closing Date, it shall not, and it shall cause its Representatives not to, use any of the Intellectual Property of the Company (other than pursuant to a written agreement with the Company).

Section 8.2. Cooperation.  After the Closing Date, upon the request of Parent, the Company and the Key Stockholder shall: (i) execute and deliver any and all further materials, documents and instruments of conveyance, transfer or assignment as may reasonably be requested by the Company or Merger Sub to effect, record or verify the transfer to and vesting in Parent, Merger Sub and the Surviving Corporation of the Company’s right, title and interest in and to any Property of the Company, free and clear of all Encumbrances, in accordance with the terms of this Agreement; and (ii) cooperate with Parent and Merger Sub to enforce the terms of any Contracts, including terms relating to confidentiality and Intellectual Property, and to contest or defend against any Action relating to the Transactions or to the operation of the Company’s business before the Closing Date.  After the Closing Date, the Key Stockholder shall: (a) cooperate with the Company and Parent in their efforts to continue and maintain after the Effective Time for the benefit of Parent those business relationships of the Company existing prior to the Closing Date; (b) refer to Parent all inquiries relating to the Company; and (c) promptly deliver to the Company (i) any mail, packages and other communications addressed to the Company and (ii) any cash or other property that Key Stockholder receives and that properly belongs to Parent or Merger Sub, including any insurance proceeds, payments with respect to receivables, and interest payable thereon.  The Key Stockholder shall not, and shall cause his Representatives (if applicable) not to, take any action that would tend to interfere with the business of Parent, the Company or Merger Sub after the Closing Date, including disparaging the name or business of Parent, the Company or Merger Sub.

Section 8.3. Non-Disclosure and Non-Compete.

(a)           Definitions.  For all purposes of this Section 8.3 only, the following terms shall have the following respective meanings:

(i)            “Noncompetition Period” means the period commencing with the Closing Date and ending on the second anniversary of the Closing Date.

(ii)           “Competitive Activity” means directly or indirectly (or having any interest in, or performing any services for, any Person directly or indirectly): (i) engaging in any activity that is the same as, similar to, or competitive with the business of the Company or Surviving Corporation; (ii) engaging in the development or distribution of any product that is the same as, similar to, or competitive with any Company Products or other products being developed, distributed, sold, licensed, leased or delivered by the Company or Parent or its Subsidiaries, including the Surviving Corporation, during the Noncompetition Period; (iii) soliciting for employment or recommending for employment any Person then employed by or consulting for Parent or any Affiliate of Parent during such Person’s employment with or consultancy for Parent or any Affiliate of Parent or for two (2) years thereafter; or (iv) diverting or attempting to divert from Parent or any Affiliate of Parent any business of any kind in which they are engaged or are proposed to be engaged, including the solicitation of or interference with any suppliers, contractors, or customers.  The term “Competitive Activity” shall not include the ownership of up to one percent (1%), on a fully-diluted basis, of the total shares of all classes of stock outstanding of any Entity having securities listed on a national securities exchange registered under Section 6 of the Exchange Act, or traded on the NASDAQ Stock Market National Market System.  The term “Competitive Activity” shall not include any activities conducted on behalf of Parent or the Surviving Corporation by the Key Stockholder in connection with his employment by Parent or the Surviving Corporation.

(iii)          “Confidential Information” means all Trade Secrets and other confidential or proprietary information of the Company, including information derived from reports, investigations, research, work in progress, codes, marketing and sales programs, financial projections, cost summaries, pricing formula, contract analyses, financial information, projections, confidential filings with any Governmental Body, and all other confidential concepts, methods of doing business, ideas, materials or information prepared or performed for, by or on behalf of such Person by its employees, officers, directors, agents, representatives, or consultants; provided that information shall not be deemed Confidential Information if: (i) such information becomes available to or known by the public generally through no fault of the Company or an Equity Holder; or (ii) disclosure is required by law or the Order of any Governmental Body under color of law, provided, however, that prior to disclosing any information pursuant to this clause (ii), the Company or the applicable Equity Holder shall, if possible, give prior written notice thereof to Parent and, at Parent’s election, either provide Parent with the opportunity to contest such disclosure or seek to obtain a protective order narrowing the scope of such disclosure or use of the Confidential Information.

(iv)          “Restricted Territory” means every state, territory, country or jurisdiction in which the Company has carried on business prior to the Closing Date.

(b)           The Key Stockholder agrees that, for and in consideration of the Merger, during the Noncompetition Period, he shall not engage in any Competitive Activity in the Restricted Territory.

(c)           It is the understanding of the Parties that the scope of the covenants contained in this Section 8.3, both as to time and area covered, are necessary to protect the rights of Parent and the goodwill that is a part of the Company to be acquired by Parent and Merger Sub.  It is the Parties’ intention that these covenants be enforced to the greatest extent (but to no greater extent) in time, area, and degree of participation as is permitted by the law of that jurisdiction whose law is found to be applicable to any acts in breach of these covenants.  It being the purpose of this Agreement to govern competition by the Key Stockholder in the Restricted Territory, these covenants shall be governed by and construed according to that law (from among those jurisdictions arguably applicable to this Agreement and those in which a breach of this Agreement is alleged to have occurred or to be threatened) that best gives them effect.  The prohibitions in Section 8.3(b) shall be deemed, and shall be construed as, separate and independent agreements between Parent and Merger Sub on the one hand, and the Key Stockholder, on the other.  If any such agreement or any part of such agreement is held invalid, void or unenforceable by any court of competent jurisdiction, such invalidity, voidness, or unenforceability shall in no way render invalid, void, or unenforceable any other part thereof or any separate agreement not declared invalid, void or unenforceable; and this Agreement shall in such case be construed as if the invalid, void, or unenforceable provisions were omitted.

(d)           The Parties agree that the covenants of the Key Stockholder not to compete contained in this Section 8.3 may be assigned by Parent or Merger Sub to any Person to whom may be transferred the business of the Surviving Corporation or any portion thereof after the Effective Time.  It is the Parties’ intention that these covenants of the Key Stockholder shall inure to the benefit of any Person that may succeed to the Company or its business or any portion thereof with the same force and effect as if these covenants were made directly with such successor.

(e)           After the Closing Date, except as may be required for tax purposes or other regulatory purposes, neither the Equity Holders, the Special Payees nor any of their respective successors, heirs, assigns or Representatives, as applicable, shall: (a) retain any document, databases or other media embodying any Confidential Information of the Company or reproduce, use, publish or disclose to any third person any Confidential Information; or (b) reproduce, use, publish or disclose any Confidential Information concerning Parent or its Affiliates.  In the event of any termination of this Agreement: (i) each Equity Holder and Special Payee shall treat as confidential and proprietary and shall not disclose or use, directly or indirectly, in any manner whatsoever, or permit others under its control to disclose or to use, any information concerning Parent or any Affiliate of Parent or their respective businesses or products obtained pursuant to or in connection with this Agreement or the Merger or which are the subject matter of this Agreement, unless such information is or becomes a matter of public knowledge through no fault of such Equity Holder or Special Payee or can be shown to have been in the possession of such Equity Holder or Special Payee prior to disclosure by Parent or an Affiliate of Parent; and (ii) each Equity Holder and Special Payee shall promptly return to Parent upon written request all written information and documents received from Parent or any Affiliate of Parent or any of their respective Representatives, in connection with the Merger, including all copies thereof and excerpts therefrom, (iii) Parent shall treat as confidential and proprietary and shall not disclose or use, directly or indirectly, in any manner whatsoever, or permit others under its control to disclose or to use, any information concerning Company or its businesses or products obtained pursuant to or in connection with this Agreement or the Merger or which are the subject matter of this Agreement, unless such information is or becomes a matter of public knowledge through no fault of Parent or can be shown to have been in the possession of Parent prior to disclosure by Company; and (iv) Parent shall promptly return to Company upon written request all written information and documents received from Company or any of its Representatives, in connection with the Merger, including all copies thereof and excerpts therefrom.

(f)            The Parties agree that, in the event of breach or threatened breach of the covenants in this Section 8.3, the damage or imminent damage to the value and the goodwill of the non-breaching party will be irreparable and extremely difficult to estimate, making any remedy at law or in damages inadequate.  Accordingly, the Parties agree that the non-breaching party shall be entitled to injunctive relief against the breaching party, in the event of any breach or threatened breach of any of such covenants by such breaching party, in addition to any other relief (including damages) available to the non-breaching party under this Agreement or under applicable law.

Section 8.4. Employees; Employee Benefits.

(a)           Subject to applicable law, on and after the Closing, to the extent practicable, Parent shall provide each Transferred Employee credit with respect to each employee benefit plan of Parent in which such Transferred Employee participates, for service prior to the Closing Date with the Company, for purposes of determining eligibility and vesting and for any other purpose for which such service is currently recognized under a comparable Company employee benefit plan for such purpose; provided, however, such service need not be credited to the extent it would result in a duplication of benefits, including benefit accrual under defined benefit plans or determination of level of benefits.  Such service also shall apply, to the extent practicable, for purposes of satisfying any waiting periods, evidence of insurability requirements, or the application of any preexisting condition limitations applicable under any employee benefit plans of Parent in which such Transferred Employee participates.

(b)           If any Transferred Employee is discharged by Parent after (but not prior to) the Closing, then Parent shall be responsible for any and all severance costs for such Transferred Employee, to the extent such payments are owing under those agreements, plans or arrangements listed in the Disclosure Schedules, all liability for all notices or payments due to any Transferred Employee after the Closing pursuant to any agreements, the WARN Act or Applicable Law, and under any arrangements provided by Parent to such Transferred Employee.  The Company shall be responsible and assumes all liabilities for any and all severance costs, notices and payments including, but not limited to wages, vacation pay and reimbursement earned through the Closing Date due to any employees of the Company terminated, or given notice of termination, prior to the Closing, pursuant to any agreements, plans or arrangements, the WARN Act or other Applicable Law.  All payments and obligations of the Company due and owing prior to the Closing Date shall be paid or fulfilled by the Company prior to the Closing Date.

(c)           Company shall provide to Parent such information necessary or appropriate for Parent to provide benefits to Transferred Employees pursuant to this Section 8.4, including, but not limited to, confirmation of a Transferred Employee’s termination of employment from Company.

(d)           The Company will pay, prior to the Closing Date, all applicable premiums for all compensation and employee benefits due before the Closing Date.

Section 8.5. Indemnification of Directors and Officers.  Parent will, and will cause the Surviving Corporation to ensure that the Articles of Incorporation and Bylaws of the Surviving Corporation contain provisions with respect to indemnification of directors and officers whereby directors and officers will be indemnified by the Surviving Corporation to the fullest extent permissible by applicable law.  Such provisions shall not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of individuals who, immediately prior to the Effective Time, were directors and officers of the Company, unless such modification is required by law.  Parent will cause the Surviving

Corporation to honor and fulfill the obligations of the Company pursuant to any indemnification agreements, as currently in effect, between the Company and its officers and directors.

Section 8.6. Attorney-Client Privilege and Legal Files. Parent and Merger Sub acknowledge and agree that, effective upon the Effective Time, (i) the attorney-client privilege regarding this Agreement and all transactions contemplated hereby shall not continue as the privilege of the Surviving Corporation but instead shall be the sole privilege of the Equity Holders acting through the Stockholder Agent; and (b) all files of counsel to the Company regarding the transactions contemplated by this Agreement (including preparations in contemplation of such transactions) shall become the property of the Equity Holders acting through the Stockholder Agent.

ARTICLE IX
EMPLOYEES

Section 9.1. Transferred Employees.  Parent or Merger Sub may, but shall have no obligation to, offer employment, to be effective as of the Closing Date and contingent upon the closing of the Merger, on terms to be determined by Parent, to those employees of the Company who are listed on Schedule 9.1 (collectively, the “Transferred Employees”).  The Company shall terminate the employment, to be effective as of the Closing Date, of any employees of the Company who are not Transferred Employees.  The Parties acknowledge and agree that it is not the intention of the Parties that any contracts of employment of any employees of the Company shall be assumed by Parent or Merger Sub, or be binding upon the Surviving Corporation, as a result of the Merger.  The Company shall use its best efforts to (i) encourage the Transferred Employees to continue their employment with the Company until the Closing Date and thereupon to accept employment with Parent or Merger Sub, and (ii) assist Parent or Merger Sub in employing Transferred Employees.

Section 9.2. Employee Benefit Arrangements.  In order to secure an orderly and effective transition of the employee benefit arrangements for Transferred Employees and their respective beneficiaries and dependents, the Company and the Key Stockholder shall cooperate, both before and after the Closing Date, with Parent to (i) provide to Parent information related to the Transferred Employees, including employment records, benefits information, and financial statements, and (ii) take any other actions requested by Parent or the Surviving Corporation with respect to the Transferred Employees and their respective beneficiaries and dependents.

Section 9.3. Compliance with Applicable Law and Other Obligations.  Prior to the Closing Date, at its sole cost and expense, the Company shall take all actions necessary to comply with any applicable Law in connection with the Company’s employment of its employees, including the Worker Adjustment and Retraining Notification Act of 1988, as amended (the “WARN Act”).  The Company shall be solely responsible, before and after the Closing Date, for the payment of any amounts required to be paid under any applicable Law, including the WARN Act and any similar state laws, as a result of the termination or layoff prior to the Effective Time of any employee of the Company who is not a Transferred Employee in connection with the Merger, and the Indemnifying Parties shall indemnify Parent and Merger

Sub for the payment of any such amounts pursuant to ARTICLE VII.  Prior to the Closing Date, the Company shall perform all of its contractual and other obligations in connection with the employment of its employees.

Section 9.4. No Benefit to the Company Employees Intended.  This ARTICLE IX is not intended to, and does not, create any rights or obligations to or for the benefit of any Person other than Parent and Merger Sub.

ARTICLE X
TERMINATION

Section 10.1. Circumstances for Termination.  At any time prior to the Effective Time, this Agreement may be terminated by written notice explaining the reason for such termination (without prejudice to other remedies which may be available to the Parties under this Agreement, at law or in equity):

(a)           by the mutual written consent of Parent and the Company;

(b)           by Parent if: (i) the Company or any of the Key Stockholder is in material breach of any material provision of this Agreement; and (ii) Parent and Merger Sub are not, on the date of termination, in material breach of any material provision of this Agreement;

(c)           by the Company if: (i) Parent or Merger Sub is in material breach of any material provision of this Agreement; and (ii) the Company and the Key Stockholder are not, on the date of termination, in material breach of any material provision of this Agreement;

(d)           by either Parent or the Company if: (i) the closing of the Merger has not occurred on or prior to August 31, 2005 for any reason; and (ii) the terminating Party is not, on the date of termination, in material breach of any material provision of this Agreement; and

(e)           by either Parent or the Company if: (i) satisfaction of a closing condition of the terminating Party in Article 11 is impossible; and (ii) the terminating Party is not, on the date of termination, in material breach of any material provision of this Agreement.

Section 10.2. Effect of Termination.  If this Agreement is terminated in accordance with Section 10.1, all obligations of the Parties hereunder shall terminate, except for the obligations set forth in Article XI and Section 8.3(e), as well as the obligations in Section 5.4(b) relating to the Non-Disclosure Agreement dated May 4, 2005 between Parent and the Company; provided, however, that nothing herein shall relieve any Party from liability for the breach of any of its representations, warranties, covenants or agreements set forth in this Agreement.

ARTICLE XI
MISCELLANEOUS

Section 11.1. Entire Agreement.  This Agreement, together with the Voting Agreements, the Escrow Agreement, other Exhibits, the Disclosure Schedules and the Non-Disclosure Agreement between the Company and Parent dated May 4, 2005, and the certificates, documents, instruments, and writings that are delivered pursuant to any of them, together constitute the entire agreement and understanding of the Parties in respect of its and their subject matter and supersedes all prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated by this agreement.

Section 11.2. Parties In Interest.  This Agreement shall be binding upon and inure solely to the benefit of each Party and its successors and permitted assigns and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person (other than Parent Indemnified Persons) any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

Section 11.3. Assignment; Amendment.

(a)           Assignment.  Without prejudice to Section 8.3(d), neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by operation of Law (including, by merger or consolidation) or otherwise; provided, however, that prior to the Closing, Merger Sub, and following the Effective Time, the Surviving Corporation, may assign, in its sole discretion, any or all of its rights, interests and obligations under this Agreement to any direct wholly owned Subsidiary of Parent, but no such assignment shall relieve Parent or Merger Sub of its obligations hereunder if such assignee does not perform such obligations.  Any assignment in violation of the preceding sentence shall be null and void and of no force or effect.  Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and permitted assigns.

(b)           Amendment.  Following the Effective Time, the Parties may amend this Agreement by a written amendment signed by Parent, the Surviving Corporation and the Stockholder Agent.

Section 11.4. Notices.  All notices, requests, instructions or other documents to be given under this Agreement shall be in writing and shall be deemed given, (i) five business days following sending by registered or certified mail, postage prepaid, (ii) when sent if sent by facsimile; provided, however, that the facsimile is promptly confirmed by telephone confirmation thereof, (iii) when delivered, if delivered personally to the intended recipient, and (iv) one business day following sending by overnight delivery via a national courier service, and in each case, addressed to a party at the following address for such Party:

If to Parent or Merger Sub (or, after consummation of the Merger, to the Surviving Corporation):

OVERLAND STORAGE, INC.

Attn: President

4820 Overland Drive

San Diego, CA 92123

Tel:  858-571-5555

Fax:  858-627-3866

with copies (which will not constitute notice) to:

OVERLAND STORAGE, INC.

Attn: Chief Financial Officer

4820 Overland Drive

San Diego, CA 92123

Tel:  858-571-5555

Fax:  858-627-3866

and

Sheppard, Mullin, Richter & Hampton LLP

Attn:  John J. Hentrich, Esq.

12544 High Bluff Drive, Suite 300

San Diego, CA 92130-3051

Tel:   (858) 720-8942

Fax:   (858) 509-3691

If to the Company (prior to consummation of the Merger) or any Equity Holder:

ZETTA SYSTEMS, INC.

Attn:  Ganapathy Krishnan

16928 Woodinville-Redmond Road, Suite B210

Woodinville, WA 98072

Tel:  425-485-4458

Fax:  425-952-9323

with a copy (which will not constitute notice) to:

Davis Wright Tremaine LLP

Attn:  Joseph P. Whitford

2600 Century Square

1501 Fourth Avenue

Seattle, WA 98101-1688

Tel:   (206) 628-7794

Fax:  (206) 903-3894

If to the Stockholder Agent:

Mr. Ganapathy Krishnan

c/o Zetta Systems, Inc.

16928 Woodinville-Redmond Road, Suite B210

Woodinville, WA 98072

Tel:  425-485-4458

Fax:  425-952-9323

with a copy (which will not constitute notice) to:

Davis Wright Tremaine LLP

Attn:  Joseph P. Whitford

2600 Century Square

1501 Fourth Avenue

Seattle, WA 98101-1688

Tel:   (206) 628-7794

Fax:  (206) 903-3894

Or to such other address or fax number as the Person to whom the notice is given may have previously furnished to the other Parties in writing in the manner set forth above.

Section 11.5. Specific Performance.  The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise Breached.  It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent Breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at Law or in equity.

Section 11.6. Submission to Jurisdiction; No Jury Trial.

(a)           Submission to Jurisdiction.  Except as set forth in Section 7.6, each Party submits to the exclusive jurisdiction of the federal courts located in San Diego, California, in any Action arising out of or relating to this Agreement or the Merger and agrees that all claims in respect of the Action shall be heard and determined in any such court.  Each Party agrees that a final judgment in any Action so brought shall be conclusive and may be enforced by Action on the judgment or in any other manner provided at law or in equity.  Each Party waives any defense of inconvenient forum to the maintenance of any Action so brought and waives any bond, surety, or other security that might be required of any other party with respect thereto.

(b)           Waiver of Jury Trial.  THE PARTIES EACH HEREBY AGREE TO WAIVE THEIR RESPECTIVE RIGHTS TO JURY TRIAL OF ANY DISPUTE BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY OTHER AGREEMENTS RELATING HERETO OR ANY DEALINGS AMONG THEM RELATING TO THE TRANSACTIONS.  The scope of this waiver is intended to be all encompassing of any and all Actions that may be filed in any court and that relate to the subject matter of the Transactions, including, Contract claims, tort claims, breach of duty claims, and all other common law and statutory claims.  The Parties each acknowledge that this waiver is a material inducement to enter into a business relationship and that they will continue to rely on the waiver in their related future dealings.  Each Party further represents and warrants that it has reviewed this waiver with its legal counsel, and that each knowingly and voluntarily waives its jury trial rights following consultation with legal counsel.  NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREIN, THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED ORALLY OR IN WRITING, AND THE WAIVER SHALL APPLY TO ANY AMENDMENTS,

RENEWALS, SUPPLEMENTS, OR MODIFICATIONS TO THIS AGREEMENT OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING HERETO.  In the event of an Action, this Agreement may be filed as a written consent to trial by a court.

(c)           Service of Process.  Any Party may make service on any other Party by sending or delivering a copy of the process to the Party to be served at the address and in the manner provided for the giving of notices in Section 10.4.  Nothing in this Section 10.6(c) shall affect any Party’s right to bring any Action arising out of or relating to this Agreement in any other court or to serve legal process in any other manner permitted at Law or in equity.

Section 11.7. Time.  Time is of the essence in the performance of this Agreement.

Section 11.8. Counterparts.  This Agreement may be executed in two or more original or facsimile counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

Section 11.9. Governing Law.  This Agreement and the performance of the Transactions and obligations of the Parties hereunder shall be governed by and construed in accordance with the laws of the State of California, without giving effect to any choice of law principles.

Section 11.10. Expenses.  The Company and the Stockholder Agent shall be solely responsible for the legal, accounting and other fees and expenses incurred by the Company in connection with the preparation, execution and delivery of this Agreement and the consummation of the Transaction contemplated hereby (“Expenses”).  Parent and Merger Sub shall be solely responsible for their respective Expenses.

Section 11.11. Certain Taxes.  All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement, if any, shall be paid by the Equity Holders and Special Payees when due.

Section 11.12. Extensions; Waiver.

(a)           Extension.  At any time following the Effective Time, Parent and the Surviving Corporation, on the one hand, and the Stockholder Agent, on the other, to the extent legally allowed, may (i) extend the time for the performance of any of the obligations of the other of them, (ii) waive any inaccuracies in the representations and warranties contained herein or in any certificate, instrument or other document delivered pursuant hereto, or (iii) waive compliance with any of the agreements contained herein.  Any agreement to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of the Person against which enforcement of such extension or waiver is sought.

(b)           Waiver.  No waiver by any Party of any default, misrepresentation, or Breach hereunder, whether intentional or not, may be deemed to extend to any prior or subsequent default, misrepresentation, or Breach hereunder or affect in any way any rights arising because of any prior or subsequent such occurrence.

Section 11.13. Severability.  The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof; provided that if any provision of this Agreement, as applied to any Party or to any circumstance, is adjudged by a Governmental Body, arbitrator, or mediator not to be enforceable in accordance with its terms, the Parties agree that the Governmental Body, arbitrator, or mediator making such determination shall have the power to modify the provision in a manner consistent with its objectives such that it is enforceable, and to delete specific words or phrases, and in its reduced form, such provision shall then be enforceable and shall be enforced.

Section 11.14. Incorporation of Exhibits and Disclosure Schedules.  The Exhibits and the Disclosure Schedules are incorporated herein by reference and made a part hereof.

Section 11.15. Construction.  The Parties have participated jointly in the negotiation and drafting of this Agreement with the assistance of legal counsel, and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any party shall not apply to any construction or interpretation hereof.  If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party because of the authorship of any provision of this Agreement.  Any reference to any federal, state, local, or foreign Law shall be deemed also to refer to Law as Amended and all rules and regulations promulgated thereunder, unless the context requires otherwise.    The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance.  If any Party has Breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to a similar subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in Breach of the first representation, warranty, or covenant.  For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

(a)           all references in this Agreement to designated “Articles,” “Sections” and other subdivisions, or to designated “Exhibits”, “Schedules” or “Appendices”, are to the designated Articles, Sections and other subdivisions of, or the designated Exhibits, Schedules or Appendices to, this Agreement;

(b)           references to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are not prohibited by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually;

(c)           references to any agreement, document or instrument means such agreement, document or instrument as Amended and in effect from time to time in accordance with the terms thereof, and shall be deemed to refer as well to all addenda, annexes, appendices, exhibits, schedules and other attachments thereto;

(d)           reference to any Law means such Law as Amended, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder, and reference to any section or other provision of any Law means that provision of such Law from time to time in effect and constituting the substantive Amendment, codification, replacement or reenactment of such section or other provision;

(e)           with respect to the determination of any period of time, “from” means “from and including” and “to” means “to but excluding”;

(f)            the words “include,” “includes,” and “including” shall be deemed to be followed by “without limitation”;

(g)           the term “or” shall not be exclusive;

(h)           pronouns in masculine, feminine, and neuter genders shall be construed to include any other gender;

(i)            words in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires;

(j)            whenever the singular number is used, if required by the context, the same shall include the plural, and vice versa;

(k)           the words “this Agreement,” “herein,” “hereof,” “hereby,” “hereunder,” and words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision; and

(l)            all accounting terms shall be interpreted, and all accounting determinations hereunder shall be made, in accordance with GAAP.

Section 11.16. Definitions.  Unless otherwise expressly provided herein, the following terms, whenever used in this Agreement, shall have the meanings ascribed to them below or in the referenced Sections of this Agreement:

“Accounts Receivable” means (i) all trade accounts receivable and other rights to payment from customers of the Company and the full benefit of all security for such accounts or rights to payment, including all trade accounts receivable representing amounts receivable in respect of goods shipped or products sold or services rendered to customers of the Company, (ii) all other accounts or notes receivable of the Company and the full benefit of all security for such accounts or notes, and (iii) any claim, remedy or other right related to any of the foregoing.

“Action” means any action, appeal, petition, plea, charge, complaint, claim, suit (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, whether public, private or otherwise, whether at law or in equity), demand, litigation, arbitration, mediation, hearing, inquiry, investigation, audit or similar event, occurrence, or proceeding, in each case commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Body, arbitrator or mediator.

“Actual Knowledge” means, with respect to the Company as to any particular fact or other matter, if Ganapathy Krishnan is actually aware of such fact or other matter.

“Affiliate” or “Affiliated” with respect to any specified Person, means a Person that, directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, such specified Person.  For this definition, “control” (and its derivatives) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting Equity Interests, as trustee or executor, by contract or credit arrangements or otherwise.

“Amend” means, with respect to any Contract or Organizational Document, to amend, supplement, extend, waive a provision of or otherwise modify such Contract or Organizational Document.  The term “Amendment” shall have the correlative meaning.

“Best Efforts” means the efforts that a prudent Person desirous of achieving a result would use in similar circumstances to achieve that result as expeditiously and effectively as possible.

“Breach” means (a) any breach of, or inaccuracy in, any representation or warranty, (b) any breach or violation of, default under, failure to perform, failure to comply with or failure to notify, or noncompliance with, any covenant, agreement or obligation, or (c) any one or more other Events the existence of which, individually or together, whether unconditionally or with the passing of time or the giving of notice, or both, would (i) constitute a breach, violation, default, failure or noncompliance referred to in clauses (a) and (b) next above, (ii) permit any Person to accelerate any monetary obligation, (iii) permit any Person to abridge, delay, condition, terminate, revoke, rescind or cancel any right, license, liability, debt, power, authority, privilege or obligation, or (iv) require, or permit any Person to require, the payment of a monetary penalty or liquidated damages.

“Capital Lease Obligations” means a payment obligation under a Lease of Property, real or personal, classified as a capital lease pursuant to FASB Statement of Financial Accounting Standards No. 13, Accounting for Leases (Nov. 1976).

“Cash and Cash Equivalents” means all cash, checks, money orders, and short term highly liquid investments having an original maturity of three months or less.

“Cashed Out Option Holders” shall have the meaning set forth in the Recitals.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commitment” means (a) options, warrants, convertible securities, exchangeable securities, subscription rights, purchase or acquisition rights, conversion rights, exchange rights, or other Contracts that require an Entity to issue any of its Equity Interests, (b) any other securities convertible into, exchangeable or exercisable for, or representing the right to subscribe for, in each case with or without consideration, any Equity Interest of an Entity, (c) statutory pre-emptive rights or pre-emptive rights granted under an Entity’s Organizational Documents, (d) rights of first refusal, tag-along rights, co-sale rights, drag-along rights, piggyback rights, buy-sell arrangements, or voting agreements, or (e) stock appreciation rights, phantom stock, profit participation, or other similar rights with respect to an Entity.

“Company Employee Plan” means any plan, program, policy, practice, contract, agreement or other material arrangement providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written, unwritten or otherwise, funded or unfunded, including each “employee benefit plan” (within the meaning of Section 3(3) of ERISA) which is or has been maintained, contributed to, or required to be contributed to, by the Company or any Affiliate thereof for the benefit of any Employee, or with respect to which the Company or any Affiliate thereof has or may have any liability or obligation.

“Company Intellectual Property” means any Intellectual Property that is owned by, controlled by or exclusively licensed to the Company.

“Company Options” means all options to purchase shares of Company Common Stock under the Company’s 2002 Stock Incentive Plan outstanding immediately prior to the Effective Time.

“Company Products” means all products designed, manufactured, shipped, sold, marketed, distributed, licensed, Leased, delivered or introduced into the stream of commerce by or on behalf of the Company, including any such products sold in the United States by the Company as the distributor or agent, or pursuant to any other contractual relationship with an offshore manufacturer, and including all Company Software and all services provided by or through the Company on or prior to the Closing Date.

“Company Software” means any Software owned, developed (or currently being developed) for internal or commercial use, used, marketed, distributed, licensed or sold by the Company at any time (other than non-customized third-party software licensed to the Company for internal use on a non-exclusive basis).

“Company Warrants” means all warrants to purchase shares of Company Common Stock outstanding immediately prior to the Effective Time.

“Consent” means any consent, approval, ratification, favorable vote, authorization, waiver, or other similar action.

“Contract” means any contract, agreement, instrument, commitment, covenant, lease, promise, undertaking or other agreed or consensual obligation, whether written or oral and whether express or implied.

“Copyrights” means all copyrights in both published and unpublished works, and all works of authorship, whether copyrightable or not and including website content and designs, and all registrations, applications and renewals in connection therewith, worldwide.

“Debt” means, with respect to any Person, without duplication, (i) all obligations of such Person for borrowed money, including bank loans, mortgages, notes payable and earnouts payable, and all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments or Securities, in each case together with any interest, fees, prepayment penalties or other amounts due in respect thereof, (ii) all obligations of such Person to pay the deferred purchase price of property or services, including Lease obligations, except trade accounts payable arising in the Ordinary Course of Business, and (iii) all obligations of such Person to purchase Securities which arise out of or in connection with the sale of the same or substantially similar Securities.

“Employee Agreement” means each management, employment, severance, consulting, or similar Contract between the Company and any employee, consultant, independent contractor, or other individuals providing services thereto pursuant to which the Company has or may have any Liability.

“Employee Benefit Plan” means each plan, program, policy, payroll practice, contract, agreement (including Employee Agreements), or other arrangement providing for compensation, severance, termination pay, performance awards, stock or stock related awards, fringe benefits, or other employee benefits of any kind, whether formal or informal, funded or unfunded, written or oral and whether or not legally binding, including each “employee benefit plan,” within the meaning of Section 3(3) of ERISA and each “Multiemployer Plan” within the meaning of Sections 3(37) or 4001(a)(3) of ERISA.

“Employee Pension Plan” means any Employee Benefit Plan that is an “employee pension benefit plan,” as that term is defined in Section 3(2) of ERISA.

“Encumbrance” means, with respect to any Property, any Order, Lien, easement, right of way, encroachment, servitude, right of first option, right of first refusal or similar restriction, community or other marital property interest, condition, equitable interest, license, encumbrance or other binding restriction of any kind (including restrictions on use, Transfer, receipt of income or exercise of any other attribute or indicia of ownership) on such Property or any interest therein or right thereto, whether directly or indirectly (through one or more intermediary Persons or otherwise), whether voluntarily, involuntarily or by operation of law, and, where applicable, any restriction on voting thereof or receipt of income thereon and any Commitments in respect thereof; provided that Transfer restrictions under federal and state securities laws and regulations shall be deemed not to be an Encumbrance.  The term “Encumber” has the correlative meaning.

“Enforceable” means, with respect to any Contract and any Person, that such Contract is the legal, valid, and binding obligation of such Person enforceable against such Person in accordance with its terms, except as such enforceability may be subject to the effects of bankruptcy, insolvency, reorganization, moratorium, or other Laws relating to or affecting the rights of creditors, and general principles of equity.

“Entity” means any corporation (including any non profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm, labor organization, unincorporated organization, or other enterprise, association, organization or business entity.

“Environment” means soil, land surface or subsurface strata, surface waters (including navigable waters and ocean waters), groundwaters, drinking water supply, stream sediments,

ambient air (including indoor air), plant and animal life and any other environmental medium or natural resource.

“Environmental, Health and Safety Liabilities” means any costs, damages, expenses, Liabilities, or other responsibility arising from or under any Environmental Law or Occupational Safety and Health Law, including those consisting of or relating to (i) any environmental, health or safety matter or condition (including on-site or off-site contamination, occupational safety and health and regulation of any chemical substance or product), (ii) any Orders or Losses arising under any Environmental Law or Occupational Safety and Health Law, (iii) financial responsibility under any Environmental Law or Occupational Safety and Health Law for cleanup costs or corrective action, including any cleanup, removal, containment or other remediation or response actions (“Cleanup”) required by any Environmental Law or Occupational Safety and Health Law (whether or not such Cleanup has been required or requested by any Governmental Body or any other Person) and for any natural resource damages, or (iv) any other compliance, corrective or remedial measure required under any Environmental Law or Occupational Safety and Health Law.  For purposes of this Agreement, the terms “removal,” “remedial” and “response action” include the types of activities covered by CERCLA.

“Environmental Law” means any Law that requires or relates to (i) advising appropriate authorities, employees or the public of intended, threatened or actual Environmental Releases of Materials of Environmental Concern, violations of discharge limits or other prohibitions and the commencement of activities, such as resource extraction or construction, that could have significant impact on the Environment, (ii) preventing or reducing to acceptable levels the Environmental Release of Materials of Environmental Concern into the Environment, (iii) reducing the quantities, preventing the Environmental Release or minimizing the hazardous characteristics of wastes that are generated, (iv) assuring that products are designed, formulated, packaged and used so that they do not present unreasonable risks to human health or the Environment when used or disposed of, (v) protecting the Environment, resources, species or ecological amenities, (vi) reducing to acceptable levels the risks inherent in the transportation of Materials of Environmental Concern, (vii) cleaning up Materials of Environmental Concern that have been Environmental Released, preventing the Threat of Release or paying the costs of such clean up or prevention, (viii) making responsible parties pay private parties, or groups of them, for damages done to their health or the Environment or permitting self-appointed representatives of the public interest to recover for injuries done to public assets, or (ix) the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern or the protection of human health or the Environment.

“Environmental Property” means any Facility or other property or asset (whether real, personal or mixed) in which the Company has or had an interest.

“Environmental Release” means any release, spill, emission, leaking, pumping, pouring, dumping, emptying, injection, deposit, disposal, discharge, dispersal, leaching or migration on or into the Environment or into or out of any property.

“Equity Holders” shall have the meaning set forth in the Recitals.

“Equity Interest” means (a) with respect to a corporation, any and all shares of capital stock and any Commitments with respect thereto, (b) with respect to a partnership, limited liability company, trust, or similar Person, any and all units, interests, or other partnership/limited liability company interests, and any Commitments with respect thereto, and (c) any other direct or indirect equity ownership, participation or interest in a Person.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Escrow Agent” means Wells Fargo Bank, N.A.

“Escrow Fund” means the fund referenced in Section 2.9 of the Agreement.

“Event” means any act, omission, occurrence, circumstance, condition or other event.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Facilities” means any real property, leasehold or other interest in real property currently owned, operated, occupied or Leased by the Company, including the Tangible Personal Property used, operated or Leased by the Company at the respective locations of the leased real property specified in Section 3.16(a) of the Disclosure Schedules. Notwithstanding the foregoing, for purposes of the definitions of “Hazardous Activity” and “Remedial Action” and Section 3.24, “Facilities” means any real property, leasehold or other interest in real property currently or formerly owned, operated, occupied or Leased by the Company, including the Tangible Personal Property used, operated or Leased by the Company at the respective locations of such real property.

“Fiduciary” means “fiduciary”, as defined in ERISA Section 3(21).

“Foreign Export and Import Laws” means the laws and regulations of a foreign government regulating the provision of services to parties not of the foreign country or the export and import of articles and information from and to the foreign country and to parties not of the foreign country.

“GAAP” means United States generally accepted accounting principles for financial reporting, as in effect from time to time.

“Governmental Body” and “Government Bodies” means any (i) nation, state, county, city, town, borough, village, district or other jurisdiction, (ii) federal, state, local, municipal, foreign or other government, (iii) governmental or quasi-governmental authority of any nature (including any legislature, agency, board, bureau, branch, department, division, commission, court, tribunal, magistrate, justice or other entity exercising governmental or quasi-governmental powers), (iv) multi national organization or body, (v) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, military, regulatory or taxing authority or power, or (v) official of any of the foregoing.

“Governmental Permit” means any permit, license, certificate, Consent, clearance, accreditation, or other similar authorization required by any Law or Governmental Body.

“Guarantee” means, with respect to any Person, any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing or insuring any Debt or Capital Lease Obligation of any other Person or having the economic effect of any of the foregoing and, without limiting the generality of the foregoing, includes (A) any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or Capital Lease Obligation (whether arising by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise), or (ii) entered into for the purpose of assuring in any other manner the obligee of such Debt or Capital Lease Obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part), (B) all contingent obligations of such Person in respect of amounts which have been drawn on account of such other Person under a letter of credit or similar instrument, (C) all Debt or Capital Lease Obligations of such other Person secured by a Lien on any Property of such Person, whether or not such Debt or Capital Lease Obligation is assumed by such Person (such Debt or Capital Lease Obligation to have a principal amount, for purposes of determinations under this Agreement, not exceeding the net unencumbered carrying value of such Property under GAAP), and (D) surety or fidelity bonds ensuring the payment by or performance of such other Person; provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.  The term “Guarantee” used as a verb shall have a correlative meaning.

“Hazardous Activity” means the distribution, generation, handling, importing, exporting, management, manufacturing, processing, production, refinement, Environmental Release, sale, storage, transfer, transportation, treatment or use (including any withdrawal or other use of groundwater) of Hazardous Material in, on, under, about or from any of the Facilities or any part thereof into the Environment and any other act, business, operation or thing that increases the danger, or risk of danger, or poses an unreasonable risk of harm, to Persons or property.

“Hazardous Materials” means any material, substance or waste which is defined as a “hazardous waste,” “hazardous material,” “hazardous substance,” “extremely hazardous waste,” “restricted hazardous waste,” “contaminant,” “toxic waste” or “toxic substance” under any provision of Environmental Law, and including radioactive materials, petroleum, petroleum products, asbestos, presumed asbestos-containing material or asbestos-containing material, urea formaldehyde and polychlorinated biphenyls.

“Indebtedness” means all Debt or Capital Lease Obligation of the Company as of the Closing, including any prepayment or similar fees or charges related to the retirement or termination of bank Debt of the Company which will be discharged or satisfied at or in connection with the consummation of the Transactions.

“Intellectual Property” means any rights (including rights of priority and protection of interests in), licenses and other claims that any Person may have (i) to claim or assert ownership, authorship (including works for hire), or invention of, (ii) to use, license or sub-license, exclusively or non-exclusively, (iii) to object to, prevent (including by an Action to prevent past, present or future infringements), exclude others from, or control the use, exploitation, reproduction, import, export, public display, public performance, publication, distribution, application, modification, preparation of derivative works, appropriation, misappropriation, infringement or violation of, or (iv) to withdraw from circulation; any Marks, Patents, Copyrights, Mask Works, Trade Secrets or Other IP.

“IRS” means the United States Internal Revenue Service and, to the extent relevant, the United States Department of the Treasury.

“Key Stockholder” means Ganapathy Krishnan.

“Knowledge” means, with respect to any particular fact or other matter and any Person, (i) if such Person is an individual, (A) such individual is actually aware of such fact or other matter, or (B) a prudent individual could be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a comprehensive investigation regarding the accuracy of each of the representations and warranties contained in this Agreement, and (ii) otherwise, if any individual who is serving, or who has at any time served, as a director, officer, management-level employee, partner, executor or trustee of such Person (or, in all cases above, in any similar or equivalent capacity), or any employee of such Person charged with responsibility for a particular functional or regional area of such Person’s business or operations,  has, or at any time had, Knowledge of such fact or other matter (as set forth in clause (i) next above), and any such individual (and any individual who is a party to this Agreement) will be deemed to have conducted a comprehensive investigation regarding the accuracy of each of the representations and warranties made herein by that Person or individual.

“Law” means any federal, state, local, domestic, foreign, international or multi national law (statutory, common, or otherwise), constitution, treaty, order, writ, injunction, decree, award, stipulation, ordinance or administrative doctrine, ordinance, equitable principle, code, rule, regulation, executive order, request, or other similar authority enacted, adopted, promulgated, or applied by any Governmental Body, each as amended.

“Lease” means any lease of real or personal property or any lease or rental agreement, license, right to use or installment and conditional sale agreement to which the Company is a party or subject, and any other Contract of the Company pertaining to the leasing or use of any Tangible Personal Property.  The terms “Lease” and “Leased” used as a verb shall have the correlative meanings.

“Liability” or “Liable” means any liability or obligation of any kind, character or description, whether known or unknown, absolute or contingent, matured or unmatured, disputed or undisputed, secured or unsecured, conditional or unconditional, accrued or unaccrued, liquidated or unliquidated, vested or unvested, joint or several, due or to become due, executory, determined, determinable or otherwise, and whether or not the same is required to be accrued on financial statements.

“Liens” means, in respect of any Property, any security interest, deed of trust, mortgage, pledge, lien, statutory liens of any kind or nature, hypothecation, charge, claim, lease or other similar interest or right in respect of such Property.

“Losses” means all damages, losses (including indirect losses, lost profits, loss of economic advantages, loss due to business interruption or operation shutdowns, increased costs of operation, diminution in value and the loss of any available tax deduction, and including indirect, special, punitive, consequential or incidental loss or damage), deficiencies, costs of mitigation or avoidance, Liabilities, expenses of whatever nature, costs (including increased costs of business or operations), obligations, fines, interest, penalties, and payments, whether incurred by or issued against a Person, including (i) with respect to environmental liabilities and losses, clean-up, remedial correction and responsive action, and (ii) with respect to any Action or threatened Action, amounts paid in defense, settlement and discovery, costs associated with obtaining injunctive relief, administrative costs and expenses, reasonable fees and expenses of attorneys, expert witnesses, accountants and other professional advisors (including in-house personnel), and other out-of-pocket costs of investigation, preparation, and litigation in connection therewith.  In computing the amount of Losses, no offset shall be taken into account for tax savings, insurance benefits (except as set forth in Section 7.1(d)) or similar reductions for Losses.

“Marks” means all fictitious business names, corporate names, trade names, registered and unregistered trademarks and service marks, logos, product names and slogans, Internet domain names, and trade dress rights, worldwide, including any and all common law rights, registrations and applications (including intent to use applications) for registration of any of the foregoing, and the goodwill associated with all of the foregoing.

“Mask Works” means mask work and similar rights, worldwide, including rights created under Sections 901-914 of Title 17 of the United States Code, including all registrations and applications to register any of the foregoing, and any other rights protecting integrated circuit or chip topographies or designs.

“Material” or “Materially” means, with respect to any Event, effect, violation or Breach, any of the foregoing which, alone or in combination with any other Events, effects, violations or Breaches, is reasonably likely to result in or have a Material Adverse Effect, taken as a whole, on the Company.

“Material Adverse Effect” means, with respect to any Event, effect, violation or Breach and any Party, that the effect thereof, alone or in combination with any other Events, effects, violations or Breaches, is or is reasonably likely to be Materially adverse to the business, prospects, operations, condition (financial or otherwise), assets, Properties or Liabilities of such Party; provided that, without limiting the generality of, or implying a measure for, any of the foregoing, losses to the Company in excess of $50,000 shall be deemed to be Materially adverse to its financial condition.

“Materials of Environmental Concern” means chemicals, pollutants, pollution, contaminants, wastes, Hazardous Materials and any other substance that is now or hereafter regulated by any applicable Environmental Law or that is otherwise a danger to health, reproduction or the Environment.

“Multiemployer Plan” is defined in ERISA Section 3(37).

“Note Holders” shall mean the meaning set forth in the Recitals.

“Occupational Safety and Health Law” means any Law designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards, including the Occupational Safety and Health Act of 1970, as amended.

“Order” means any order, ruling, decision, verdict, decree, writ, subpoena, award, judgment, injunction, assessment, or other similar determination or finding by, before, or under the supervision of any Governmental Body, arbitrator or mediator.

“Ordinary Course of Business” means, with respect to any action by any Person, that such action (i) is consistent in nature, scope, quality, frequency and magnitude with the past customs and practices of such Person, to the extent practicable if such Person has a rapidly growing business, and is taken in the ordinary course of the normal, day-to-day operations of such Person, and (ii) does not require authorization by the board of directors or shareholders of such Person (or by any Person or group of Persons exercising similar authority) and does not require any other separate or special authorization of any nature.

“Organizational Documents” means, with respect to any Entity, (i) if a corporation, the articles or certificate of incorporation and the bylaws, (ii) if a general partnership, the partnership agreement and any statement of partnership, (iii) if a limited partnership, the limited partnership agreement and the certificate of limited partnership, (iv) if a limited liability company, the articles or certificate of organization or formation and operating or limited liability company agreement, (v) if another type of Entity, any other charter, regulations or similar document adopted or filed in connection with the creation, formation or organization of such Entity, (vi) all other similar documents, instruments or certificates, as applicable, executed, adopted, or filed in connection with the creation, formation, or organization of such Entity, (vii) all equity holders’ agreements, voting agreements, voting trust agreements, joint venture agreements, registration rights agreements or other Contracts relating to the organization, management or operation of such Entity or relating to the rights, duties and obligations of the equity holders of such Entity, and (viii) any Amendment to any of the foregoing.

“Other IP” means moral rights, publicity rights and any other proprietary, intellectual or industrial property or similar intangible rights of any kind or nature, worldwide, that do not comprise or are not protected by Marks, Patents, Copyrights, Trade Secrets or Mask Works, including, to the extent not so covered, software and websites (including all related computer code and content).

“Patents” means (i) all patents and patent applications, worldwide, including any and all continuation, divisional, provisional, continuation-in-part, reexamination and reissue patent applications, and any applications or patents claiming the benefit or the filing date of any such patent or patent application, and all foreign counterparts thereof, and (ii) invention disclosures and other rights of invention, worldwide.

“Person” means any individual, Governmental Body or Entity.

“Prohibited Transactions” is defined in ERISA Section 406 and Code Section 4975.

“Property” means any present or future, legal or equitable, vested or contingent right to or interest in any fixture, real property, personal property or any other property or asset,

including goods, leases, securities (whether or not certificated), commercial paper, financial assets, commodities, accounts, equipment, chattel paper, derivatives, instruments, money, claims, licenses, Contracts, Intellectual Property, royalties and general intangibles, and any proceeds of any of the foregoing.

“Registered Intellectual Property” means Intellectual Property that has been issued registered, filed, certified or otherwise perfected by recordation or currently pending with any Governmental Body anywhere in the world.

“Related Agreements” means the Escrow Agreement, the Voting Agreement, the Option Amendment and Consent, the Note and Warrant Amendment and Consent, the Acknowledgment and Consent of B3 Consulting, the Merger Certificate, and any other Contract or certificate to be executed or delivered by the Company, the Stockholder Agent, any Equity Holders or any Special Payees at the Closing, or otherwise in connection with this Agreement, any of the foregoing agreements or the consummation of the Transactions.

“Related Party” means, (A) with respect to any individual, (i) each other member of such individual’s Family, (ii) any Entity that is directly or indirectly controlled by any one or more members of such individual’s Family, (iii) any Entity in which members of such individual’s Family hold (individually or in the aggregate) a Material Interest, and (iv) any Entity with respect to which one or more members of such individual’s Family serves as a director, officer, member, partner, executor or trustee (or in a similar capacity), and (B) with respect to any Entity, (i) any Affiliate of specified Entity, (ii) any Person that holds a Material Interest in such specified Entity, (iii) each Person that serves as a director, officer, employee, partner, manager, member, executor or trustee (or in a similar capacity) of such specified Entity, (iv) any other Entity in which such specified Entity holds a Material Interest, (v) any Person with respect to which such specified Person serves as a general partner, manager or trustee (or in a similar capacity), and (vi) any Related Party of any individual who is a Related Party pursuant to clauses (i)-(v) next above.   For purposes of this definition of “Related Party”, (a) “Family” means, with respect to an individual, (i) such individual, (ii) such individual’s spouse, (iii) any other natural person who is related to such individual or such individual’s spouse within the second degree, and (iv) any other individual who resides with such individual and any immediate family member of such other individual, and (b) “Material Interest” means direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of voting securities or other voting interests representing at least ten percent (10%) of the outstanding voting power of an Entity or Equity Interests representing at least ten percent (10%) of the outstanding Equity Interests in an Entity.

“Remedial Action” means all actions, including any capital expenditures, required (i) to clean up, remove, treat or in any other way address any Materials of Environmental Concern or other substance, (ii) to prevent the Environmental Release or Threat of Release or to minimize the further Environmental Release of any Materials of Environmental Concern or other substance so it does not migrate or endanger or threaten to endanger public health or welfare or the Environment, (iii) to perform pre-remedial studies and investigations or post-remedial monitoring and care, or (iv) to bring all Facilities and the operations conducted thereon into compliance with Environmental Laws and environmental Governmental Permits.

“Representatives” means, with respect to any Person, such Person’s officers, directors, employees, managers, consultants, contractors, agents, financial, banking and legal advisors or other representatives.

“Scheduled Intellectual Property” means (A) any Company Intellectual Property, and (B) any other Intellectual Property that is used or contemplated to be used in connection with the business or operations of the Company, or that is licensed to the Company (other than non-customized third-party software licensed to the Company for internal use on a non-exclusive basis), the use or ownership of which is material, or reasonably expected to be material, to the business or operations of the Company as presently conducted or presently proposed to be conducted.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Securities” means any stock, capital stock or similar security, shares, partnership (general or limited) interests, membership or limited liability company interests or units, interests in a joint venture, voting trust certificates, certificates of interest or participation in any profit sharing agreement or arrangement or business trust, voting trust certificate, investment contract, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities”, or any certificates of interest or participations in, temporary or interim certificates for, receipt for, guarantees of, warrants or rights to subscribe to, purchase or otherwise acquire, or any other Commitments, puts or other options, futures, or certificate of deposit for, any of the foregoing.

“Security Interest” means any Lien, except for (i) liens for taxes, assessments, governmental charges, or claims that are being contested in good faith by appropriate Actions promptly instituted and diligently conducted and only to the extent that a reserve or other appropriate provision, if any, has been made on the face of the Company Financial Statements in an amount equal to the Liability for which the lien is asserted, (ii) statutory liens of landlords and warehousemen’s, carriers’, mechanics’, suppliers’, materialmen’s, repairmen’s, or other like liens (including Contractual landlords’ liens) arising in the Ordinary Course of Business and with respect to amounts not yet delinquent, or with respect to amounts being contested in good faith by appropriate proceedings, and (iii) liens incurred or deposits made in the Ordinary Course of Business in connection with workers’ compensation, unemployment insurance and other similar types of social security.

“Software” means any software or computer program, including firmware and other software embedded in hardware devices, whether in the form of source code, assembly code, script, interpreted language, instruction sets or binary or object code (including compiled and executable programs), including any library, component or module of any of the foregoing, together with (i) any related default configuration files, (ii) runtime data, files and objects, such as icons, buttons, configuration files and the like, needed for the proper operation of the Software, (iii) screens, user interfaces, report formats, templates and menus, and (iv) user documentation and help files, including with regard to any command-line options and switches.  With respect to source code, “Software” also includes (i) all code written in any programming language or scripting language, (ii) developer comments, (iii) associated header or interface definition files, (iv) IDE configuration or project files and the like, (v) compilation or build files, scripts or tools, including makefiles, (vi) API and class documentation, Gantt charts and other diagrams, materials or other documentation explaining the structure, flow controls, class hierarchy, algorithms, data structures, API or composition of such source code, (vii) compilation or build instructions (whether meant for use by developers or compilation or build programs, scripts or tools), (viii) interpreted data, icons, buttons and other images, files, materials and data used in the generation of the executable or needed for the proper execution or use of the Software, and (ix) any design notes and material proprietary information or algorithms contained in or relating to such source code.

“Special Payees” shall have the meaning set forth in the Recitals.

“Subsidiary” means, with respect to any Person: (a) any corporation in which a controlling interest in the total voting power of all classes of the Equity Interests entitled (without regard to the occurrence of any contingency) to vote in the election of directors is owned by such Person directly or through one or more other Subsidiaries of such Person and (b) any Person other than a corporation of which at least a controlling interest of the Equity Interests (however designated) entitled (without regard to the occurrence of any contingency) to vote in the election of the governing body, partners, managers, or others that will control the management of such entity is owned by such Person directly or through one or more other Subsidiaries of such Person.

“Tangible Personal Property” means all machinery, equipment, tools, furniture, office equipment, computer hardware, supplies, materials, vehicles and other items of tangible personal property (other than inventories) of every kind owned or leased by the Company, wherever located and whether or not carried on the Company’s books, together with any express or implied warranty by the manufacturers, sellers or lessors of any item or component part thereof and all maintenance records and other documents relating thereto.

“Tax” or, collectively, “Taxes,” means (i) any and all taxes, including federal, foreign, territorial, provincial, regional, state, city, municipal, county, possession and local taxes, assessments and other governmental charges, levies, fees, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use, capital, occupation and volume, quantity or weight of hazardous wastes generated or disposed of, and value added, ad valorem, transfer, registration, stamp, estimated, franchise, inventory, withholding, payroll, recapture, employment, windfall profits, property, GST, capital, severance, premium, customs, duties and excise taxes, retail sales, goods and services, commodity, harmonized, health, education, social service, estate, succession, death, interest equalization, severance, license, payroll, business, branch, premium, environmental, disability, employee’s income withholding, worker’s compensation, employment insurance, unemployment insurance, social insurance, health insurance and social security taxes together with all interest, penalties and additions imposed with respect to such amounts by any taxing authority (domestic or foreign) and any obligations under any Contracts with any other Person with respect to such amounts and including any liability for taxes of a predecessor entity, including transferee liability, (ii) any liability for the payment of any amounts of the type described in clause (i) next above as a result of being a member of an affiliated, consolidated, combined or unitary group for any period; and (iii) any liability for the payment of any amounts of the type described in clauses (i) or (ii) next above as a result of any express or implied obligation to indemnify any other Person or as a result of any obligations under any Contract with any other Person with respect to such amounts.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes required to be filed with any Governmental Body, including any schedule or attachment thereto, and including any amendment thereof.

“Technology” means (A) the Company Products provided or proposed to be provided (including those under development) by the Company in connection with its business, and (B) the technology, tools, materials, products and services used or proposed to be used in the operation of the business of the Company.

“Threat of Release” means a reasonable likelihood of an Environmental Release that may require action in order to prevent or mitigate damage to the public health or welfare or the Environment that may result from such Environmental Release.

“Trade Secrets” means all inventions and discoveries (whether or not patentable or whether or not reduced to practice), improvements thereto, trade secrets, know-how, concepts, ideas, devices, methods, processes, designs, plans, schematics, drawings, blue prints, source code, interpreted instruction sets, formulae, formulas, patterns, compilations, databases, technical data, data, specifications, research and development information, data bases and other proprietary or confidential information, whether business, technical or otherwise, including emails and other electronic communications, such as instant messenger logs and website submissions, customer complaints and feedback, customer and supplier lists and related information, pricing and cost information, advertising statistics, website user information, technology, product roadmaps, and financial, sales, business and marketing plans, data, specifications, technical data, schematics, know-how and information

“Transfer” means, with respect to any Property, to sell, deed, dividend, distribute (including upon liquidation or distribution), exchange, convey, consign, negotiate, gift, devise, bequeath, pass by intestate succession, assign, issue, or otherwise alienate, transfer or dispose of such Property or any interest therein or right thereto, whether directly or indirectly (through another Person or otherwise), whether voluntarily, involuntarily or by operation of law, and whether with or without consideration.  The terms “Transferred” and “Transferring” shall have the correlative meanings

“Transaction Documents” means this Agreement, the Voting Agreements and the Escrow Agreement.

“Transactions” means all of the transactions contemplated by this Agreement, including: (a) the Merger, the filing of the Merger Certificate, and Parent’s delivery of the Purchase Price hereunder; (b) the execution, delivery, and performance of all of the documents, instruments, and agreements to be executed, delivered, and performed in connection herewith, including the Transaction Documents; and (c) the performance by Parent and the Merger Sub, the Company, the Equity Holders and the Special Payees of their respective covenants and obligations under this Agreement.

“Treas. Reg.” or “Treasury Regulations” means the temporary and final regulations promulgated under the Code.

“U.S. Export and Import Laws” means the Arms Export Control Act (22 U.S.C. 2778), the International Traffic in Arms Regulations (ITAR)(22 C.F.R. 120-130), the Export Administration Act of 1979, as amended (50 U.S.C. 2401-2420), the Export Administration Regulations (EAR)(15 C.F.R. 730-774), and all other laws and regulations of the United States Government regulating the provision of services to non-U.S. parties or the export and import of articles or information from and to the United States of America and non-U.S. parties.

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IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

OVERLAND STORAGE, INC.

By:	/s/ Vernon A. LoForti
Name: Vernon A. LoForti
Title:Vice President and CFO

ZEPPOLE ACQUISITION CORP.

By:	/s/ Vernon A. LoForti
Name: Vernon A. LoForti
Title:Vice President and CFO

ZETTA SYSTEMS, INC.

By:	/s/ Ganapathy Krishnan
Name: Ganapathy Krishnan
Title: President

KEY STOCKHOLDER:

/s/ Ganapathy Krishnan
Ganapathy Krishnan

[Signatures continue on the following page]

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

EQUITY HOLDERS (other than Key Stockholder) listed on Exhibit H hereto:

By:	/s/ Ganapathy Krishnan
Ganapathy Krishnan, Attorney-in-Fact

SPECIAL PAYEES:

/s/ Ganapathy Krishnan
Ganapathy Krishnan

/s/ John Guthrie
John Guthrie

B3 CONSULTING

By:	/s/ Ronald L. Brown
Ronald L. Brown, President

Stockholder Agent hereby countersigns this Agreement for the purpose of affirming and acknowledging its duties, obligations, powers, rights and responsibilities under this Agreement.

STOCKHOLDER AGENT

By:	/s/ Ganapathy Krishnan
Ganapathy Krishnan

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]